Exhibit 10.1

AMENDMENT NO. 1

to

CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), dated as of August 12, 2014, is entered into by and among RIGHTSIDE GROUP, LTD., a Delaware corporation (“Borrower Parent”), RIGHTSIDE OPERATING CO., a Delaware corporation (“Opco”), ENOM, INCORPORATED, a Nevada corporation (“eNom,” and together with Borrower Parent and Opco, the “U.S. Borrowers”), DMIH LIMITED, a limited liability company organized under the laws of Ireland (“DMIH”), UNITED TLD HOLDCO LTD., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“United”), RIGHTSIDE DOMAINS EUROPE LIMITED, a limited liability company organized under the laws of Ireland (“Domains,” and together with DMIH and United, the “Non-U.S. Borrowers”), and SILICON VALLEY BANK (“SVB”), as Lender (in such capacity, the “Lender”). Each of the U.S. Borrowers and the Non-U.S. Borrowers is a “Borrower,” and collectively, they are the “Borrowers.”

PRELIMINARY STATEMENTS

WHEREAS, the Borrowers and the Lender are parties to that certain Credit Agreement, dated as of August 1, 2014 (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

WHEREAS, Borrower Parent, United, the lenders party thereto, and Obsidian Agency Services, Inc. are parties to that certain Credit Agreement, dated as of August 6, 2014 (as amended, restated, or otherwise modified from time to time, the “Tennenbaum Credit Agreement”).

WHEREAS, the Lender has requested certain modifications to the Credit Agreement related to the Tennenbaum Credit Agreement.

WHEREAS, the Borrowers and the Lender have agreed to amend the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.        Amendments to the Credit Agreement. Upon the satisfaction of the conditions precedent set forth in Section 2 of this Amendment, the Credit Agreement is hereby amended as set forth in the redlined document attached as Exhibit A.

Section 2.        Conditions.  This Amendment shall become effective as of the date first above written (the “Effective Date”), upon receipt by the Lender of each of the following:

(a)        a duly executed counterpart of this Amendment executed by each of the parties hereto; and

(b)        reimbursement by Borrowers of all of Lender’s reasonable expenses related to the preparation and execution of this Amendment.

Section 3.        Covenants, Representations, and Warranties of the Borrowers.

(a)        Each of the Borrowers represents and warrants as to itself that, after giving effect to this Amendment, its representations and warranties set forth in the Credit Agreement (as amended hereby) and the other Loan Documents are true and correct as of the date hereof, as though made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date).

(b)        Each of the Borrowers represents and warrants as to itself that (i) this Amendment constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity; and (ii) upon the effectiveness of this Amendment, no event shall have occurred and be continuing which constitutes a Default or an Event of Default.

Section 4.        Reference to and Effect on the Credit Agreement.

(a)        Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” “hereby,” or words of like import shall mean and be a reference to the Credit Agreement as amended by this Amendment, and each reference to the Credit Agreement in any other document, instrument, or agreement executed or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(b)        Except as specifically amended hereby, the Credit Agreement and each other Loan Document shall remain in full force and effect and are hereby ratified and confirmed.

(c)        The execution, delivery, and effectiveness of this Amendment shall not operate as a waiver of any right, power, or remedy of the Lender under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

Section 5.        Expenses. The Borrowers agree to pay all reasonable expenses, including without limitation attorney fees, incurred by the Lender in connection with the preparation, execution, and enforcement of this Amendment.

Section 6.        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES.

Section 7.        Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed an original. All of such counterparts taken together shall constitute one and the same instrument. Delivery of an executed signature page to this Amendment by electronic mail or facsimile shall be effective as physical delivery.

2

Section 8.        Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

Section 9.        Integration. This Amendment contains the entire understanding of the parties hereto with regard to the subject matter contained herein. This Amendment supersedes all prior or contemporaneous negotiations, promises, covenants, agreements, and representations with respect to the matters referred to in this Amendment, all of which have become merged and finally integrated into this Amendment. Each of the parties hereto understands that in the event of any subsequent litigation, controversy or dispute concerning any of the terms, conditions, or provisions of this Amendment, no party shall be entitled to offer or introduce into evidence any oral promises or oral agreements between the parties relating to the subject matter of this Amendment not included or referred to herein and not reflected by a writing included or referred to herein.

[Remainder of page intentionally blank]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized signatories, as of the date first above written.

U.S. BORROWERS:

RIGHTSIDE GROUP, LTD.

By:	/s/ Taryn Naidu
Name:	Taryn Naidu
Title:	CEO and President

RIGHTSIDE OPERATING CO.

By:	/s/ Taryn Naidu
Name:	Taryn Naidu
Title:	CEO and President

ENOM, INCORPORATED

By:	/s/ Taryn Naidu
Name:	Taryn Naidu
Title:	CEO and President

Signature Page to

Amendment No. 1 to Credit Agreement

NON-U.S. BORROWERS:

UNITED TLD HOLDCO LTD.

By:	/s/ Taryn Naidu
Name:	Taryn Naidu
Title:	Director

DMIH LIMITED

By:	/s/ Richard Danis
Name:	Richard Danis
Title:	Director

RIGHTSIDE DOMAINS EUROPE LIMITED

By:	/s/ Richard Danis
Name:	Richard Danis
Title:	Director

Signature Page to

Amendment No. 1 to Credit Agreement

LENDER:

SILICON VALLEY BANK

By:	/s/ Ted Bell
Name:	Ted Bell
Title:	Vice President

Signature Page to

Amendment No. 1 to Credit Agreement

EXHIBIT A

Redline of Credit Agreement Conformed Through Amendment No. 1

[See attached]

~~EXECUTION VERSION~~CONFORMED COPY

Conformed through Amendment No. 1, dated as of August 12, 2014

$30,000,000 SENIOR SECURED CREDIT FACILITIES

CREDIT AGREEMENT

dated as of August 1, 2014,

among

RIGHTSIDE GROUP, LTD.,

RIGHTSIDE OPERATING CO.,

ENOM, INCORPORATED

as the U.S. Borrowers,

DMIH LIMITED,

UNITED TLD HOLDCO LTD.,

RIGHTSIDE DOMAINS EUROPE LIMITED,

As the Non-U.S. Borrowers,

and

SILICON VALLEY BANK,

As Lender

-i-

(Continued)

-ii-

(Continued)

Page

6.11	Use of Proceeds	66
6.12	Designated Senior Indebtedness	66
6.13	Operating Accounts	66
6.14	Further Assurances	~~66~~67

SECTION 7 NEGATIVE COVENANTS		~~66~~67

7.1	Financial Condition Covenants	~~66~~67
7.2	Indebtedness	~~67~~68
7.3	Liens	~~68~~69
7.4	Fundamental Changes	~~70~~71
7.5	Disposition of Property	~~71~~72
7.6	Restricted Payments	~~72~~73
7.7	Investments	~~73~~74
7.8	Reserved	~~74~~75
7.9	Transactions with Affiliates	~~74~~75
7.10	Sale Leaseback Transactions	~~75~~76
7.11	Swap Agreements	~~75~~76
7.12	Accounting Changes	~~75~~76
7.13	Negative Pledge Clauses	~~75~~76
7.14	Clauses Restricting Subsidiary Distributions	~~75~~76
7.15	Lines of Business	~~76~~77
7.16	Designation of other Indebtedness	~~76~~77
7.17	Amendments to Operating Documents	~~76~~77
7.18	Use of Proceeds	~~76~~77
7.19	Subordinated Debt	~~76~~77

SECTION 8 EVENTS OF DEFAULT		~~77~~78

8.1	Events of Default	~~77~~78
8.2	Remedies Upon Event of Default	~~79~~80
8.3	Application of Funds	~~80~~81

SECTION 9 RESERVED		~~81~~82

SECTION 10 MISCELLANEOUS		~~81~~82

10.1	Amendments and Waivers	~~81~~82
10.2	Notices	~~81~~82
10.3	No Waiver; Cumulative Remedies	~~82~~84
10.4	Survival of Representations and Warranties	~~83~~84
10.5	Expenses; Indemnity; Damage Waiver	~~83~~84
10.6	Successors and Assigns; Participations and Assignments	~~84~~86
10.7	Set-off	~~86~~88

-iii-

(Continued)

Page

10.8	Payments Set Aside	~~86~~88
10.9	Interest Rate Limitation	~~86~~88
10.10	Counterparts	~~87~~88
10.11	Severability	~~87~~89
10.12	Integration	~~87~~89
10.13	GOVERNING LAW	~~87~~89
10.14	Submission to Jurisdiction; Waivers	~~88~~89
10.15	Acknowledgements	~~89~~90
10.16	Release of Collateral	~~89~~91
10.17	Treatment of Certain Information; Confidentiality	~~89~~91
10.18	Automatic Debits	~~90~~92
10.19	Judgment Currency	~~91~~92
10.20	Patriot Act; OFAC	~~91~~93

-iv-

(Continued)

EXHIBITS

Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Secretary’s Certificate
Exhibit D:	Form of Guarantee (Non-U.S. Entities)
Exhibit E:	Form of Assignment and Assumption
Exhibit F:	Form of Notice of Borrowing
Exhibit G:	Form of Notice of Conversion/Continuation
Exhibit H:	Form of Collateral Information Certificate
Exhibit I:	Form of Release and Assumption Agreement

SCHEDULES TO DISCLOSURE LETTER

Schedule 1.1A:	Existing L/C’s
Schedule 1.1B:	Immaterial Subsidiaries
Schedule 4.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 4.5:	Requirements of Law
Schedule 4.6:	Litigation
Schedule 4.15:	Subsidiaries
Schedule 4.17:	Environmental Matters
Schedule 4.19(a):	Financing Statements and Other Filings
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens
Schedule 7.7:	Existing Investments
Schedule 10.20(c)	Patriot Act; OFAC

-v-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of August 1, 2014, is entered into by and among RIGHTSIDE GROUP, LTD., a Delaware corporation (“Borrower Parent”), RIGHTSIDE OPERATING CO., a Delaware corporation (“Opco”), ENOM, INCORPORATED, a Nevada corporation (“eNom” and with Borrower Parent and Opco, the “U.S. Borrowers”), DMIH LIMITED, a limited liability company organized under the laws of Ireland (“DMIH”), UNITED TLD HOLDCO LTD., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“United”), RIGHTSIDE DOMAINS EUROPE LIMITED, a limited liability company organized under the laws of Ireland (“Domains” and with DMIH and United, the “Non-U.S. Borrowers”) (the U.S. Borrowers and the Non-U.S. Borrowers are collectively referred to as “Borrowers” and each individually, a “Borrower”), and SILICON VALLEY BANK (“SVB”), as Lender (in such capacity, the “Lender”).

WITNESSETH:

WHEREAS, the Borrowers desire to obtain financing for general corporate purposes;

WHEREAS, Lender has agreed to extend certain credit facilities to the Borrowers, upon the terms and conditions specified in this Agreement, in an aggregate amount not to exceed $30,000,000, consisting of a revolving loan facility with a letter of credit sub-facility (in the aggregate available amount of $15,000,000 as a sublimit of the revolving loan facility);

WHEREAS, each Loan Party has agreed to grant to Lender a first priority lien on substantially all of its respective assets and to secure all of its Obligations and, in the case of the U.S. Borrowers, the Obligations of each other Borrower, and in the case of the Non-U.S. Borrowers, the Obligations of each other Non-U.S. Borrower only; and

WHEREAS, each of the Guarantors has agreed to guarantee the Obligations of the Borrowers, subject to the limitations set forth herein, and to secure its respective Obligations in respect of such guarantee by granting to Lender a first priority lien on substantially all of its respective assets.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1
DEFINITIONS

1.1                            Defined Terms.  As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect for such day plus 0.50%, and (c) the Eurodollar Base Rate for a one-month Interest Period beginning on such day plus 1.00%.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate.

“ABR Loans”:  Loans, the rate of interest applicable to which is based upon the ABR.

“Account Debtor”:  any Person who may become obligated to any Person under, with respect to, or on account of, an Account (as defined in the UCC), chattel paper or general intangible (including a payment intangible).  Unless otherwise stated, the term “Account Debtor”, when used herein, shall mean an Account Debtor in respect of an Account of a Borrower.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of determining the “Affiliates” of any Person other than a Loan Party, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”:  as defined in the preamble hereto.

“Agreement Currency”:  as defined in Section 10.19.

“Applicable Margin”:  from time to time, the following percentages per annum, based upon the Consolidated Senior Leverage Ratio as set forth in the most recent Compliance Certificate received by Lender pursuant to Section 6.2(b):

PRICING LEVEL	CONSOLIDATED SENIOR LEVERAGE RATIO	COMMITMENT FEE	APPLICABLE MARGIN		LETTER OF CREDIT FEE
			LIBOR	BASE RATE
I	> 1.5:1.0	0.35%	2.50%	1.50%	2.50%
II	> 1.0:1.0 but < 1.5:1.0	0.30%	2.25%	1.25%	2.25%
III	< 1.0:1.0	0.25%	2.00%	1.00%	2.00%

Notwithstanding the foregoing, (a) until the delivery of the first Compliance Certificate required to be delivered pursuant to Section 6.2(b), the Applicable Margin shall be the rates corresponding to Pricing Level III in the foregoing table, (b) if the Borrower fails to deliver the financial statements required by Section 6.1 and the related Compliance Certificate required by Section 6.2(b), by the respective date required thereunder after the end of any related fiscal quarter, the Applicable Margin shall be the rates corresponding to Pricing Level I in the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, Lender, in consultation with the Borrower, determines that (x) the Consolidated Senior Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (y) a proper calculation of the Consolidated Senior Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Senior Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to Lender, promptly on demand by Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Consolidated Senior Leverage Ratio would have resulted in lower pricing for such period, Lender shall not have any obligation to repay any interest or fees to the Borrower; provided that this provision shall not survive the earlier of the Revolving Termination Date and the date on which all Revolving Commitments are terminated pursuant to Section 2.9.

“Application”:  an application, in such form as Lender may specify from time to time, requesting Lender to issue a Letter of Credit.

“Approved Fund”:  any Fund that is administered or managed by (a) Lender, (b) an Affiliate of Lender, or (c) an entity or an Affiliate of an entity that administers or manages Lender.

“Assignment and Assumption”:  an assignment and assumption entered into by Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by Lender, in substantially the form of Exhibit E or any other form (including electronic documentation generated by an electronic platform) approved by Lender.

“Available Revolving Commitment”:  at any time, an amount equal to (a) the total Revolving Commitment in effect at such time, minus (b) the aggregate undrawn amount of all outstanding Letters of Credit at such time, minus (c) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, minus (d) the aggregate principal balance of any Revolving Loans outstanding at such time.

“Bankruptcy Code”:  Title 11 of the United States Code entitled “Bankruptcy.”

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers”:  as defined in the preamble hereto.

“Borrower Parent”:  Rightside Group, Ltd., a Delaware corporation.

“Borrowing Date”:  any Business Day specified by the Borrower in a Notice of Borrowing as a date on which a Borrower requests Lender to make Loans hereunder.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or in the share capital of a company, any and all equivalent ownership interests in a Person (other than a corporation), all securities convertible into or exchangeable for shares, interests, participations or other equivalents of capital stock of a corporation or share capital of a company or ownership interests in a Person (other than a corporation), all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), and any and all warrants, rights or options to purchase or acquire any of the foregoing, whether voting or nonvoting.

“Cash Collateralize”:  to pledge and deposit with or deliver to (a) with respect to Obligations in respect of Letters of Credit, Lender, as collateral for L/C Exposure or obligations of Lender to fund participations in respect thereof, cash or Deposit Account balances having an aggregate value of at least 105% of the L/C Exposure or, if Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Lender; (b) with respect to Obligations in respect of any Specified Swap Agreements, the applicable Qualified Counterparty, as collateral for such Obligations, cash or Deposit Account balances or, if such Qualified Counterparty shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to such Qualified Counterparty.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of nine months or less from the date of acquisition issued by Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of Lender or of any commercial bank satisfying the requirements of clause (b) of this definition or of a recognized securities dealer having capital and surplus in excess of $250,000,000, with respect to securities issued or fully guaranteed or insured by the United

States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended and (ii) are rated AAA by S&P and Aaa by Moody’s or (i) equivalents to the foregoing investment in any foreign jurisdiction in which any Borrower or its Subsidiaries conduct business.

“Cash Management Agreement”: as defined in the definition of “Cash Management Services.”

“Cash Management Bank”:  any Person that, at the time it enters into a Cash Management Agreement, is Lender or an Affiliate of Lender, in its capacity as a party to such Cash Management Agreement.

“Cash Management Services”:  cash management, foreign exchange and other services provided to the Loan Parties by a Cash Management Bank which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in such Cash Management Bank’s various cash management services, foreign exchange or other similar agreements (each, a “Cash Management Agreement”).

“Casualty Event”: any material damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any material property of the Loan Parties.

“Cayman Law Charge”: the fixed and floating charge dated on or about the date of this Agreement entered into by United in favor of Lender and securing the obligations of the Non-U.S. Borrowers and their Subsidiaries that are Loan Parties.

“Cayman Law Share Charge”: the charge over shares dated on or about the date of this Agreement entered into between Lender and DMIH in respect of DMIH’s shares in United and securing the obligations of the Non-U.S. Borrowers and their Subsidiaries that are Loan Parties.

“Certificated Securities”:  as defined in Section 4.19(a).

“Change of Control”:  the occurrence of any of the following events or series of events:

(a)                               any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the equity securities of Borrower Parent entitled to vote for members of the board of directors or equivalent governing body of Borrower Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)                              during any period of 18 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c)                               eNom fails to be a Wholly Owned Subsidiary of Borrower Parent, or Opco fails to be a direct, wholly owned Subsidiary of Borrower Parent;

(d)                             DMIH fails to be a Wholly Owned Subsidiary of Borrower Parent, or United or Domains fail to be Wholly Owned Subsidiaries of DMIH; or

(e)                               “change of control” or any comparable term under, and as defined in any Term Loan Document or other Subordinated Debt Document shall have occurred.

“Closing Date”:  the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by Lender.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.  For the avoidance of doubt, no Excluded Asset (as such term is defined in the Guarantee and Collateral Agreement) shall constitute “Collateral.”

“Collateral Information Certificate”:  the Collateral Information Certificate to be executed and delivered by each Borrower and each other Loan Party pursuant to Section 5.1, substantially in the form of Exhibit H.

“Collateral-Related Expenses”:  all reasonable and documented costs and expenses of Lender paid or incurred in connection with any sale, collection or other realization on the Collateral, including reasonable compensation to Lender and its agents and counsel, and reimbursement for all other reasonable and documented costs, expenses and liabilities and advances made or incurred by Lender in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which Lender is entitled to indemnification under the Security Documents and all advances made by Lender under the Security Documents for the account of any Loan Party.

“Commitment”:  the Revolving Commitment.

“Commitment Fee”:  as defined in Section 2.8(b).

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures”:  for any period, with respect to the Borrower Parent and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase property that is the same as or similar to the property subject to such Involuntary Disposition, or (b) Permitted gTLD  Investments.

“Consolidated Domestic EBITDA”: for any period, with respect to the Borrower Parent and its Domestic Subsidiaries only, on a consolidated basis, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) the following to the extent deducted in the calculation of Consolidated Net Income: (a) Consolidated Interest Expense for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Borrower Parent and its Domestic Subsidiaries for such period, (c) depreciation and amortization expense for such period, (d) any non-cash impairment or loss of goodwill or other intangibles required to be taken pursuant to GAAP, (e) losses related to the voluntary withdrawal or other loss of an application for gTLD rights, (f) any losses during such period related to foreign currency exchanges, conversions and/or contracts, (g) one-time, non-recurring charges, costs and expenses not in excess of $3,500,000 incurred during such period in connection with the Spin-Out Transaction, the closing of the Facility, the closing of the Term Loan and other acquisition or disposition transactions, and (h) start-up costs and expenses incurred in connection with Borrowers’ initiative regarding Permitted gTLD Investments not in excess of $11,000,000 in the aggregate through September 30, 2014, (i) expenses associated with early extinguishment of Indebtedness, (j) severance costs paid during such period in connection with any reduction in force, (k) any extraordinary loss in accordance with GAAP, (l) any other non-cash charges or expenses for such period that do not represent a cash item in such period or any future period, as agreed to by Lender and plus (iii) (a) any increase in deferred revenue, and (b) any decrease in deferred registration costs, but minus (iv) the following to the extent included in the calculation of Consolidated Net Income: (a) any gains during such period related to foreign currency exchanges, conversions and/or contracts, (b) gains related to the voluntary withdrawal of an application for gTLD rights, and (c) any non-recurring or other unusual item of gain, and minus (v) (a) any decrease in deferred revenue, and (b) any increase in deferred registration costs.  Consolidated Domestic EBITDA shall be calculated on a Pro Forma Basis with respect to any period for which a

Permitted Disposition or an acquisition that is a Permitted gTLD Investment has occurred. Notwithstanding the foregoing, Consolidated Domestic EBITDA shall be deemed to be (i) $24,836,000 for the fiscal quarter ended June 30, 2013, (ii) $22,840,000 for the fiscal quarter ended September 30, 2013, (iii) $18,912,000 for the fiscal quarter ended December 31, 2013 and (iv) $14,580,000 for the fiscal quarter ended March 31, 2014.

“Consolidated EBITDA”: for any period, with respect to the Borrower Parent and all of its Subsidiaries on a consolidated basis, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) the following to the extent deducted in the calculation of Consolidated Net Income: (a) Consolidated Interest Expense for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Borrowers and their Subsidiaries for such period, (c) depreciation and amortization expense for such period, (d) any (1) non-cash impairment or loss of goodwill or other intangibles required to be taken pursuant to GAAP, (2) non-cash deferred compensation expenses, (3) non-cash losses from sales of Property, other than from sales in the ordinary course of business, (4) non-cash expense recorded with respect to stock-options or other equity-based compensation, (e) losses related to the voluntary withdrawal or other loss of an application for gTLD rights, (f) any losses during such period related to foreign currency exchanges, conversions and/or contracts, (g) one-time, non-recurring charges, costs and expenses not in excess of $3,500,000 incurred during such period in connection with the Spin-Out Transaction, the closing of the Facility, the closing of the Term Loan and other acquisition or disposition transactions, whether or not consummated, (h) start-up costs and expenses incurred in connection with Borrowers’ initiative regarding Permitted gTLD Investments not in excess of $11,000,000 in the aggregate through September 30, 2014, (i) expenses associated with early extinguishment of Indebtedness, (j) severance costs paid during such period in connection with any reduction in force, (k) any extraordinary loss in accordance with GAAP, (k) any other non-cash charges or expenses for such period that do not represent a cash item in such period or any future period, as agreed to by Lender, and plus (iii) (a) any increase in deferred revenue from the previous period, and (b) any decrease in deferred registration costs from the previous period, but minus (iv) the following to the extent included in the calculation of Consolidated Net Income: (a) any gains during such period related to foreign currency exchanges, conversions and/or contracts, (b) gains related to the voluntary withdrawal of an application for gTLD rights, and (c) any non-recurring or other unusual item of gain, and minus (v) (a) any decrease in deferred revenue from the previous period, and (b) any increase in deferred registration costs from the previous period.  Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to any period for which a Permitted Disposition or an acquisition that is a Permitted gTLD Investment has occurred.  Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to be (i) $24,836,000 for the fiscal quarter ended June 30, 2013, (ii) $22,840,000 for the fiscal quarter ended September 30, 2013, (iii) $18,912,000 for the fiscal quarter ended December 31, 2013 and (iv) $14,580,000 for the fiscal quarter ended March 31, 2014.

“Consolidated Fixed Charge Coverage Ratio”:  with respect to the Borrower Parent and its consolidated Subsidiaries for any period, the ratio of (a) the remainder of (i) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements, and minus (ii) the portion of taxes based on income actually paid in cash (net of any cash refunds received) during such period, to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: with respect to the Borrower Parent and its consolidated Subsidiaries for any period ending on any determination date (the “determination date”), the sum (without duplication) of (a) Consolidated Interest Expense for such period, plus (b) Consolidated Capital Expenditures (excluding the principal amount of such Consolidated Capital Expenditures funded with Loans or the proceeds of other Indebtedness) and (c) scheduled principal payments on the Term Loan.  Notwithstanding the foregoing, Consolidated Fixed Charges shall be deemed to be (i) $11,363,000 for the fiscal quarter ended June 30, 2013, (ii) $12,185,000 for the fiscal quarter ended September 30, 2013, (iii) $8,993,000 for the fiscal quarter ended December 31, 2013 and (iv) $8,351,000 for the fiscal quarter ended March 31, 2014.

“Consolidated Funded Indebtedness”:  as of any date of determination, for the Borrower Parent and its consolidated Subsidiaries, the sum (without duplication) of (a) all Indebtedness of such Persons for borrowed money as at such date, including all current maturities and current sinking fund payments in respect of any such Indebtedness, whether or not required to be paid within one year from the date of its creation, plus (b) Indebtedness of such Persons in respect of the Loans.

“Consolidated Interest Expense”:  for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower Parent and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income”:  for any period, the net income (or loss) of the Borrower Parent and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Leverage Ratio”:  as of any date of determination, the ratio of (a) (i) Consolidated Funded Indebtedness, plus (ii) Obligations under Letters of Credit as of such date, less (iii) Excess Cash, to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower Parent has delivered financial statements.

“Consolidated Senior Funded Indebtedness”: Consolidated Funded Indebtedness, but excluding the Term Loan.

“Consolidated Senior Leverage Ratio”:  as of any date of determination, the ratio of (a) (i) Consolidated Senior Funded Indebtedness, plus (ii) Obligations under Letters of Credit as of such date, to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower Parent has delivered financial statements.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”:  the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement”:  any account control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary with which a Loan Party maintains a Securities Account, such Loan Party, and Lender pursuant to which Lender obtains control (within the meaning of the UCC or any other applicable law) over such Deposit Account or Securities Account.

“Debtor Relief Laws”: the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”:  any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”:  as defined in Section 2.13(c).

“Deposit Account”:  any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Deposit Account Control Agreement”:  any Control Agreement entered into by Lender, a Loan Party and a financial institution holding a Deposit Account of such Loan Party pursuant to which Lender is granted “control” (for purposes of the UCC) over such Deposit Account.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory is the subject of any Sanction.

“Determination Date”:  as defined in the definition of “Pro Forma Basis.”

“Discharge of Obligations”:  subject to Section 10.8, the satisfaction of the Obligations by the payment in full, in cash (or, as applicable, Cash Collateralization in accordance with the terms hereof) of the principal of and interest on or other liabilities relating to each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnification obligations, and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made) and other Obligations under or in respect of Specified Swap Agreements or Cash Management Agreements as to which arrangements satisfactory to the Qualified Counterparty or Cash Management Bank, as applicable, shall have been made, if (a) no Letter of Credit shall be outstanding (or, as applicable, each outstanding and undrawn Letter of Credit has been Cash Collateralized in accordance with the terms hereof, or other arrangements satisfactory to Lender shall have been made) and (b) the Commitment of Lender is terminated.

“Disclosure Letter”: the disclosure letter, dated as of the date hereof, as amended or supplemented from time to time by the Borrowers with the written consent of the Lender (or as supplemented by the Borrowers pursuant to the terms of this Agreement), delivered by the Borrowers to Lender.

“Disposition”:  with respect to any property (including, without limitation, Capital Stock of any Borrower (other than Borrower Parent) or any of its Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“DMD”: Demand Media, Inc., a Delaware corporation.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domain Services Business”:  the collective reference to Borrower Parent’s and its Subsidiaries’ registrar, domain portfolio, domain monetization, domain auction, registry and other domain services businesses.

“Domestic Subsidiary”:  (a) any Subsidiary of a Borrower organized under the laws of any jurisdiction within the United States other than a U.S. domestic entity that has no significant assets other than equity interests in controlled foreign corporations within the meaning of Section 957 of the Code and with respect to which the Borrower is a “United States shareholder,” within the meaning of Section 951(b) of the Code and (b) any Subsidiary that is treated as a disregarded entity under Treasury Regulations Section 301.7701-3 of a Subsidiary described in clause (a).

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”:  any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate”:  each business or entity which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c) or (m) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event”:  any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan during any plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or the termination of any Pension Plan resulting in liability on any Loan Party or any ERISA Affiliate thereof under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability to any Loan Party or any ERISA Affiliate therefore, or the receipt by any Loan Party or, to the knowledge of an Loan Party, any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA;  (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof is liable; (m) the occurrence of an act or omission which gives rise to the imposition on any Loan Party or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA in excess of $500,000; (n) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; or (o) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules”:  the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension

Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by Lender by reference to the ICE Benchmark Administration (or any successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available) (“LIBOR”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other commercially available service selected by Lender which provides quotations of LIBOR.  In the event that Lender determines that LIBOR is not available, the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by SVB for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan for which the Eurodollar Base Rate is then being determined with maturities comparable to such period, as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”:  Loans, the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Requirements which affect Eurodollar Loans to be made as of, and ABR Loans to be converted into Eurodollar Loans, in any such case, at the beginning of the next applicable Interest Period.

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility (other than the L/C Facility), the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash”: at any time, the excess, if any, of the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents held at such time by the Borrower Parent and its Subsidiaries, less (b) the aggregate amount of any then outstanding Revolving Loans, less (c) $15,000,000; provided that Excess Cash shall not be less than $0.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Assets”:  as defined in the Guarantee and Collateral Agreement.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in any such case (i) to the extent imposed as a result of Lender being organized under the laws of, or having its principal office or, in the case of Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) to the extent constituting Other Connection Taxes; (b) in the case of Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the Closing Date; (c) Taxes attributable to Lender’s failure to comply with Section 2.18(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit”:  the letters of credit described on Schedule 1.1A.

“Facility”:  each of (a) the L/C Facility (which is a subfacility of the Revolving Facility), and (b) the Revolving Facility.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.

“First Tier Foreign Subsidiary”:  at any date of determination, each Foreign Subsidiary in which any one or more of (a) a U.S. Borrower, (b) a U.S. domestic entity that is a Subsidiary that has no significant assets other than equity interests in controlled foreign corporations within the meaning of Section 957 of the Code and with respect to which a Borrower is a “United States shareholder,” within the meaning of Section 951(b) of the Code or (c) any Domestic Subsidiary of

a U.S. Borrower owns directly more than 50%, in the aggregate, of the Voting Stock of such Foreign Subsidiary.

“Foreign Law Pledge Agreements”: those security documents evidencing the pledge of and/or creation of a Lien over not less than 65% of the voting securities of each Material First-Tier Foreign Subsidiary.

“Foreign Law Security Agreements”: those security documents evidencing the pledge of the assets of any Material Foreign Subsidiary.

“Foreign Pledge Documents”:  collectively, in respect of the grant by any Loan Party to Lender of a Lien on certain of the Capital Stock of any First-Tier Foreign Subsidiary owned by such Loan Party, any related Foreign Law Pledge Agreement, any related filings, an opinion as is customary in the relevant jurisdiction delivered by local counsel in the foreign jurisdiction in which such First-Tier Foreign Subsidiary is organized and addressing the effectiveness of the pledge and/or creation of a Lien by such Loan Party to Lender of the pledged Capital Stock of such First Tier-Foreign Subsidiary having been issued to such Loan Party, any related authorizing resolutions adopted by the board of directors (or equivalent) of such Loan Party in connection with such pledge, any amendments to the organizational documents of such First-Tier Foreign Subsidiary required by Lender to facilitate the pledge and/or creation of a Lien by such Loan Party to Lender of such pledged Capital Stock, and any other agreements, documents, instruments, notices, filings or other items reasonably required by Lender to be executed and/or delivered in connection with any of the foregoing.

“Foreign Security Documents”: collectively, in respect of the grant by any Material Foreign Subsidiary to Lender of a Lien on the assets of any Material Foreign Subsidiary, any related Foreign Law Security Agreement, any related filings, an opinion as is customary in the relevant jurisdiction delivered by local counsel in the foreign jurisdiction in which such Material Foreign Subsidiary is organized and addressing the effectiveness of the pledge by such Material Foreign Subsidiary to Lender of the assets of such Material Foreign Subsidiary, any related authorizing resolutions adopted by the board of directors (or equivalent) of such Material Foreign Subsidiary in connection with such pledge, any amendments to the organizational documents of such Material Foreign Subsidiary required by Lender to facilitate the pledge by such Material Foreign Subsidiary to Lender of such assets, and any other agreements, documents, instruments, notices, filings or other items reasonably required by Lender to be executed and/or delivered in connection with any of the foregoing.

“Foreign Subsidiary”:  any Subsidiary of a U.S. Borrower that is not a Domestic Subsidiary.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Office”:  the office of Lender specified in Section 10.2 or such other office as may be specified from time to time by Lender as its funding office by written notice to the Borrowers.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then each party to this Agreement agrees to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  The Borrowers and Lender further agree that Lender shall not charge the Borrowers any amendment, negotiation or other fee in connection with such negotiations or amendment.  Until such time as such an amendment shall have been executed and delivered by the Borrowers and Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”:  any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”:  the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members”:  the collective reference to the Borrower Parent and its Subsidiaries, excluding any Immaterial Subsidiary.

“Guarantee (Non-U.S. Entities)”: the Unconditional Guarantee (Non-U.S. Entities) to be executed and delivered by the Non-U.S. Borrowers and each Material Subsidiary of a Non-U.S. Borrower or other Subsidiary which has become a Guarantor of the  Obligations of the Non-U.S. Borrowers pursuant thereto, substantially in the form of Exhibit D.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement (U.S. Entities) to be executed and delivered by the U.S. Borrowers and each Material Domestic Subsidiary of the U.S. Borrowers or other Subsidiary which has become a Guarantor of the Obligations of the U.S. Borrowers pursuant thereto, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Guarantors”:  (a) with respect to Obligations of the U.S. Borrowers, a collective reference to each Material Domestic Subsidiary of the U.S. Borrowers, or other Subsidiary which has become a Guarantor of such Obligations pursuant to the Guarantee and Collateral Agreement, and (b) with respect to Obligations of the Non-U.S. Borrowers, a collective reference to each Material Subsidiary of a Non-U.S. Borrower, each U.S. Borrower and each Material Domestic Subsidiary of the U.S. Borrowers, or other Subsidiary which has become a Guarantor  of such Obligations pursuant to the Guarantee and Collateral Agreement or the Guarantee (Non-U.S. Entities).

“Immaterial Subsidiary”:  at any date of determination, any Subsidiary of any Loan Party designated as such by such Loan Party on Schedule 1.1B on the Closing Date or thereafter and which as of such date holds assets representing five percent (5%) or less of the Borrowers’ consolidated total assets as of such date (determined in accordance with GAAP), and which has generated less than five percent (5%) of the Borrowers’ consolidated total revenues determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(b); provided that all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets that would represent ten percent (10%) or more of the Borrowers’ consolidated total assets as of such date or have generated ten percent (10%) or more of the Borrowers’ consolidated total revenues for such four fiscal quarter period, in each case determined in accordance with GAAP.

“Incurred”:  as defined in the definition of “Pro Forma Basis”.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) current trade payables incurred in the ordinary course of such Person’s business and (ii) accruals for payroll and other liabilities, including deferred compensation arrangements, accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) the net obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”:  as defined in Section 10.5(b).

“Insider Indebtedness”:  any Indebtedness owing by any Loan Party to any Group Member or officer, director, shareholder or employee of any Group Member.

“Insider Subordinated Indebtedness”:  any Insider Indebtedness which is also Subordinated Indebtedness.

“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, examinership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement”:  an intellectual property security agreement entered into between a Loan Party and Lender pursuant to the terms of the Guarantee and Collateral Agreement, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.9, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date”:  (a) as to any ABR Loan, the first Business Day of each calendar quarter to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months (or, if such date is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to Lender in a Notice of Conversion/Continuation not later than 11:00 A.M., Pacific time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                              a Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date;

(iii)                          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)                          the Borrowers shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Inventory”:  all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”:  as defined in Section 7.7.

“Involuntary Disposition”: any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“Irish Borrowers”: DMIH and Domains.

“Irish Law Charges”: (a) the security deed (debenture) dated on or about the date of this Agreement, entered into between Lender and DMIH in respect of the assets of DMIH more fully described therein and securing the obligations of the Non-U.S. Borrowers and their Subsidiaries that are Loan Parties and (b) the security deed (debenture) dated on or about the date of this Agreement, entered into between Lender and Domains in respect of the assets of Domains more fully described therein and securing the obligations of the Non-U.S. Borrowers and their Subsidiaries that are Loan Parties.

“Irish Law Share Charges”: (a) the security over share deed dated on or about the date of this Agreement, entered into between Lender and the Borrower Parent in respect of the Borrower Parent’s shares in DMIH and securing the obligations of the U.S. Borrowers, (b) the security over share deed dated on or about the date of this Agreement, entered into between Lender and the Borrower Parent in respect of the Borrower Parent’s shares in DMIH and securing the obligations of the Non-U.S. Borrowers and their Subsidiaries that are Loan Parties and (c) the security over share deed dated on or about the date of this Agreement, entered into between Lender and DMIH in respect of DMIH’s shares in Domains and securing the obligations of the Non-U.S. Borrowers and their Subsidiaries that are Loan Parties.

“IRS”:  the Internal Revenue Service, or any successor thereto.

“ISP”:  with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Judgment Currency”:  as defined in Section 10.19.

“L/C Commitment”:  $15,000,000 as a sublimit of the Revolving Commitment.

“L/C Disbursement”:  a payment or disbursement made by Lender pursuant to a Letter of Credit.

“L/C Exposure”:  at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time.

“L/C Facility”:  the L/C Commitment and the extensions of credit made thereunder.

“L/C Fee Payment Date”:  as defined in Section 3.3(a).

“L/C-Related Documents”:  collectively, each Letter of Credit (including, without limitation, each Existing Letter of Credit), all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by the Borrowers to Lender and any other document, agreement and instrument relating to any Letter of Credit, including any of Lender’s standard form documents for letter of credit issuances and any Release and Assumption Agreement.

“Letter of Credit”:  as defined in Section 3.1(a); provided that such term shall include each Existing Letter of Credit.

“Letter of Credit Availability Period”:  the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Fee”:  as defined in Section 3.3(a).

“Letter of Credit Maturity Date”:  the date occurring 15 days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“LIBOR”:  as defined in the definition of “Eurodollar Base Rate.”

“Lien”:  any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”:  at any time, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents held at such time by the Borrower Parent and its Subsidiaries, and (b) the Available Revolving Commitment at such time.

“Loan”:  any loan made or maintained by Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Guarantee (Non-U.S. Entities), the Collateral Information Certificate, each Subordination Agreement, the Post-Closing Agreement, each L/C-Related Document, each Compliance Certificate, each Notice of Borrowing, each Notice of Conversion/Continuation, and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.10, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Material Adverse Effect”:  (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrowers and their subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of Lender under any material Loan Document, or of the ability of the Borrowers, or the Guarantors taken as a whole, to perform their respective obligations under any Loan Document to which it is a party, or to which they are parties, as applicable; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Guarantor of any material Loan Document to which it is a party.

“Material Domestic Subsidiary”:  any Material Subsidiary which is also a Domestic Subsidiary.

“Material First-Tier Foreign Subsidiary”:  any Material Foreign Subsidiary which is also a First Tier Foreign Subsidiary.

“Material Foreign Subsidiary”:  any Material Subsidiary which is also a Foreign Subsidiary.

“Material Subsidiary”:  any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern”:  any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Moody’s”:  Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Properties”:  the real properties as to which, pursuant to Section 6.9(b) or otherwise, Lender shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to Lender, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to Lender.

“Multiemployer Plan”:  a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or has been obligated to make during the preceding five plan years, contributions.

“New Proceeds”: proceeds of Equity Securities and proceeds of Permitted Subordinated Indebtedness received by a Borrower on or after the Closing Date.

“Non-U.S. Revolving Loans”:  as defined in Section 2.4(a).

“Notice of Borrowing”:  a notice substantially in the form of Exhibit F.

“Notice of Conversion/Continuation”:  a notice substantially in the form of Exhibit G.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers and any other Loan Party to Lender or to Lender or any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Cash Management Agreements, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to Lender or to Lender that are required to be paid by the Borrower or any Guarantor pursuant hereto) or otherwise.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Documents”:  for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation or company, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes”:  with respect to any Recipient, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”:  all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant”:  as defined in Section 10.6(c).

“Participant Register”:  as defined in Section 10.6(c).

“Patriot Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”:  the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan”:  an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which any Loan Party or any ERISA Affiliate thereof is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

“Permitted Disposition”:  as defined in Section 7.5.

“Permitted gTLD Investments”: as defined in Section 7.7(i).

“Permitted Subordinated Indebtedness”: (a) the Term Loan and (b) unsecured Indebtedness of a Borrower or a Guarantor that (i) is expressly subordinated in right of payment to the Obligations under this Agreement and on terms that (A) a financial officer of the Borrowers certifies are no less favorable, in the aggregate, to Lender than the subordination provisions contained in a customary public or “Rule 144A” issuance of non-investment grade subordinated notes or (B) are deemed reasonably customary by Lender at the time of incurrence, (ii) has a maturity not earlier than the date that is one year after the Revolving Termination Date, (iii) does not require any repayments of principal earlier than the date that is one year after the Revolving Termination Date (other than customary offers to repurchase upon a change of control, asset sale or Casualty Event and customary acceleration rights after an event of default), (iv) does not restrict the incurrence of the Loans and (v) is not guaranteed by any Person that is not a Guarantor and is guaranteed only on a basis expressly subordinated (on terms that, when taken as a whole, are deemed reasonably customary by Lender at the time of incurrence) in right of payment to the Obligations hereunder.

“Person”:  any natural person, corporation, company, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”:  (a)  an “employee benefit plan” (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan or Pension Plan which is currently maintained or sponsored by any Loan Party or any Subsidiary thereof or to which any Loan Party or any Subsidiary thereof is obligated to make, contributions, or (b) a Pension Plan.

“Pledged Stock”:  as defined in the Guarantee and Collateral Agreement.

“Post-Closing Agreement”: that certain post-closing letter agreement dated as of the date hereof between the Borrowers and Administrative Agent.

“Prime Rate”:  the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Lender, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors).

“Pro Forma Basis”:  with respect to any calculation or determination for a Loan Party for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”), means:

(a)                               pro forma effect will be given to any Indebtedness incurred (“Incurred”) by such Loan Party or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary) after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period;

(b)                              pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Agreement applicable to the Indebtedness) had been the applicable rate for the entire reference period;

(c)                               Consolidated Fixed Charges related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date, except for Consolidated Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the Determination Date, will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of such period; and

(d)                             pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by such Loan Party and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations but, in the case of Consolidated Fixed Charges, only to the extent that the obligations giving rise to Consolidated Fixed Charges will not be obligations of such Loan Party or any of its Subsidiaries following the Determination Date; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation (which may include, for the avoidance of doubt, pro forma cost savings attributable to such acquisition or disposition (i) that occurred during the most recent four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the Determination Date and calculated in accordance with Regulation S-X under the Securities Act of 1933 or (ii) that the Borrower reasonably determines are probable based upon identifiable actions to be taken within 12 months of the date of the relevant acquisition or disposition (as applicable)) will be calculated in good faith by a responsible financial or accounting officer of the Borrowers in consultation with Lender based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Projections”:  as defined in Section 6.2(c).

“Properties”:  as defined in Section 4.17(a).

“Qualified Counterparty”:  with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was Lender or an Affiliate of Lender.

“Qualifying Lender”: a lender that is beneficially entitled to the interest payable to such lender in respect of a Loan and

(a)                               which is a company (within the meaning of Section 4 of the TCA);

(i)                                  which, by virtue of the law of a Relevant Territory, is resident in the Relevant Territory for purposes of tax and that jurisdiction imposes a tax that generally applies to interest receivable in such jurisdiction by companies from sources outside such jurisdiction; or

(ii)                              in receipt of interest which:

(A)                          is exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction that is in force on the date the relevant interest is paid; or

(B)                           would be exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction signed on or before the date on which the relevant interest is paid but not in force on that date, assuming the treaty had the force of law on that date;

provided that in the case of both (i) and (ii), such company does not provide its Commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland; or

(b)                              which is a U.S. corporation that is incorporated in the U.S. and is subject to U.S. federal income tax on its worldwide income; provided that such U.S. corporation does not provide its Commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland;

(c)                               which is a U.S. limited liability company where the ultimate recipients of the interest payable to such limited liability company satisfy the requirements set out in clause (a) above and the business conducted through such limited liability company is so structured for market reasons and not for tax avoidance purposes; provided that such limited liability company and the ultimate recipients of the relevant interest do not provide their Commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland; or

(d)                             which is a lender other than a lender falling within paragraph (a), (b) or (c) of this definition which is, on the date any relevant payment is made, entitled under a double taxation agreement in force on such date (subject to the completion of any procedural formalities) to that payment without any deduction or withholding for or on account of Taxes.

“Recipient”:  Lender.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release and Assumption Agreement”: that certain Letters of Credit Release and Assumption Agreement dated on or about the date hereof by and among DMD, Borrower Parent and Lender in respect of the Existing L/Cs in the form of Exhibit I.

“Relevant Territory”: (a) a member state of the European Communities (other than Ireland); or (b) to the extent not a member state of the European Communities, a jurisdiction with which Ireland has entered into a double taxation treaty that either has the force of law by virtue of section 836(1) of the TCA or which will have the force of law on completion of the procedures set out in section 836(1) of the TCA.

“Requirement of Law”:  as to any Person, the Operating Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, secretary, assistant secretary, controller or comptroller or any director of a Loan Party, but in any event, with respect to financial matters, any director, the chief financial officer, chief accounting officer, vice president of accounting or finance, treasurer, controller or comptroller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Commitment”:  the obligation of Lender to make Revolving Loans and issue Letters of Credit in an aggregate principal amount of $30,000,000.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”:  an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, (b) the aggregate undrawn amount of all outstanding Letters of Credit (including any Existing Letters of Credit) at such time, and (c)  the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time.

“Revolving Facility”:  the Revolving Commitment and the extensions of credit made thereunder.

“Revolving Loan Conversion”:  as defined in Section 3.5(b).

“Revolving Loans”:  as defined in Section 2.4(a).

“Revolving Termination Date”:  the three year anniversary of the Closing Date.

“S&P”:  Standard & Poor’s Ratings Services and any successor thereto.

“Sale Leaseback Transaction”:  any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations”:  as defined in the Guarantee and Collateral Agreement.

“Secured Parties”:  the collective reference to Lender, any Cash Management Bank, and any Qualified Counterparties.

“Securities Account”:  any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Account Control Agreement”:  any Control Agreement entered into by Lender, a Loan Party and a securities intermediary holding a Securities Account of such Loan Party pursuant to which Lender is granted “control” (for purposes of the UCC) over such Securities Account.

“Securities Act”:  the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Intellectual Property Security Agreements, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Foreign Pledge Documents, including the Cayman Law Share Charge and the Irish Law Share Charges, the Foreign Security Documents, including the Cayman Law Charge and the Irish Law Charges, and all other security documents hereafter delivered to Lender granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document and all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature in the ordinary course.  For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.  Without prejudice to the foregoing, in relation to United, an inability to pay its debts shall also be determined in accordance with applicable Cayman Islands law.

“Specified Swap Agreement”:  any Swap Agreement entered into by any Group Member and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) to the extent permitted under Section 7.11.

“Spin-Out Transaction”: the distribution by DMD to its stockholders of all of the stock of Borrower Parent, a corporation formed to own and operate Opco, eNom, DMIH, and all the other assets of the Borrower’s Domain Services Business, and certain transactions subsidiary thereto.

“Subordinated Debt Document”:  any agreement, certificate, document or instrument executed or delivered by the Borrower or any Subsidiary and evidencing Permitted Subordinated Indebtedness, and any renewals, modifications, or amendments thereof which are not prohibited by this Agreement or are approved in writing by Lender, including, without limitation, any Term Loan Documents.

“Subordinated Indebtedness”:  Indebtedness of a Loan Party subordinated to the Obligations, pursuant to subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to Lender, including, without limitation, the Term Loan.

“Subordination Agreement”: any agreement or document executed and delivered by Lender and any holder of Permitted Subordinated Indebtedness describing the subordination terms in respect of the applicable Permitted Subordinated Indebtedness, including, without limitation, the Term Loan Intercreditor Agreement.

“Subsidiary”:  as to any Person, a corporation, company, partnership, limited liability company or other entity of which shares of stock or shares in the share capital or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower Parent.

“Surety Indebtedness”:  as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of any Borrower or its Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by the Borrower or any such Subsidiary.

“SVB”:  as defined in the preamble hereto.

“Swap Agreement”:  any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that for the avoidance of doubt the following shall not be deemed to be a “Swap Agreement”: (i) phantom stock or similar plan (including, any stock compensation plan or similar benefit plan) providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers and their Subsidiaries, (ii) any stock option or warrant agreement for the purchase of Capital Stock, (iii) the purchase of Capital Stock or Indebtedness (including securities convertible into Capital Stock) pursuant to delayed delivery contracts, accelerated stock repurchase agreements, forward contracts or other similar agreements and (iv) any of the foregoing to the extent that it constitutes a derivative embedded in a convertible security.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).

“Synthetic Lease Obligation”:  the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Return”: any report, filing, return, information return, document, election, including amendments to any of the foregoing, filed or furnished or required to be filed or furnished with respect to Taxes.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCA”: the Taxes Consolidation Act, 1997 (as amended) of Ireland.

“Term Loan”: the term loan made by the Term Loan Lenders to Borrower Parent and United pursuant to the terms of the Term Loan Documents in an aggregate principal amount of $30,000,000 (as such amount may be increased from time to time in accordance with the terms of the Term Loan Intercreditor Agreement).

“Term Loan Agent”: Obsidian Agency Services, Inc. and its successors and assigns as administrative agent and/or collateral agent pursuant to the Term Loan Documents.

“Term Loan Agreement”: the Credit Agreement by and among Borrower Parent, United, the Term Loan Agent and the Term Loan Lenders evidencing the Term Loan.

“Term Loan Documents”: the Term Loan Agreement and all other agreements, instruments and other documents setting forth the terms of the Term Loan.

“Term Loan Intercreditor Agreement”: the Subordination and Intercreditor Agreement executed and delivered by Lender and Term Loan Agent and acknowledged by Borrower Parent, in form and substance satisfactory to Lender.

“Term Loan Lenders”: collectively, Special Value Continuation Partners, LP, Tennenbaum Opportunities Fund VI, LLC and each of their respective successors and assigns pursuant to the terms of the Term Loan Agreement.

“Term Loan Mandatory Prepayment”: as defined in Section 2.10.

“Total U.S. Revolving Extensions of Credit”: is, at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time issued to U.S. Borrowers.

“Trade Date”: as defined in Section 10.6(b)(i)(B).

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unfriendly Acquisition”:  any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved (to the extent required) by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

“Uniform Commercial Code” or “UCC”:  the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of California, or as the context may require, any other applicable jurisdiction.

“United States” and “U.S.”:  the United States of America.

“U.S. Overadvance”: as defined in Section 2.7.

“U.S. Person”:  any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Revolving Loan Sublimit”: as of any date of determination by Lender, from time to time, an amount equal to (i) with respect to the period from the Closing Date until the date of the delivery of the first Compliance Certificate to Lender pursuant to Section 6.2(b), $36,450,000  and (ii) thereafter, 2.5 times the Consolidated Domestic EBITDA of the Borrower Parent and its Domestic Subsidiaries as described on the Compliance Certificate most recently delivered to Lender pursuant to Section 6.2(b).

“U.S. Revolving Loans”:  as defined in Section 2.4(a).

“Voting Stock”:  as to any Person, the capital stock of any class or classes or other equity interests (however designated and including general partnership interests in a partnership) having ordinary voting power for the election of directors or similar governing body of such Person.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of any Borrower or one of the other Loan Parties.

“Withholding Agent”: as applicable, any applicable Loan Party and Lender, as the context may require.

1.2                            Other Definitional Provisions.

(a)                               Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                              As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or

Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.

The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section and Exhibit references are to this Agreement unless otherwise specified.  Schedule references are to Schedules attached to the Disclosure Letter unless otherwise specified.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, (iii) all references herein to Schedules shall be construed to refer to Schedules to the Disclosure Letter and (iv) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(c)                               The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

SECTION 2
AMOUNT AND TERMS OF COMMITMENTS

2.1                            Promise to Pay.  U.S. Borrowers hereby jointly, severally and unconditionally promise to pay Lender the outstanding principal amount of all Revolving Loans and accrued and unpaid interest thereon as and when due in accordance with this Agreement.  Non-U.S. Borrowers hereby jointly, severally and unconditionally promise to pay Lender the outstanding principal amount of all Non-U.S. Revolving Loans and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2                            Reserved.

2.3                            Reserved.

2.4                            Revolving Commitments.

(a)                               Subject to the terms and conditions hereof, Lender severally agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount with respect to all such Revolving Loans at any one time outstanding which, when added to the aggregate outstanding amount of any Revolving Loans, the aggregate undrawn amount of all outstanding Letters of Credit, and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans, incurred on behalf of the Borrowers and owing to Lender, does not exceed the amount of the Revolving Commitment.  The Revolving Loans may be advances to a U.S. Borrower (“U.S. Revolving Loans”), or advances to a Non-U.S. Borrower (“Non-U.S. Revolving Loans”).  In addition the Total U.S. Revolving Extensions of Credit shall not exceed the lesser of (i) the Revolving Commitment outstanding at such time and (ii) the U.S. Revolving Loan Sublimit in effect at such time. During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, prepaying the

Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrowers and notified to Lender in accordance with Sections 2.5 and 2.11.

(b)                              The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5                            Procedure for Revolving Loan Borrowing.  The Borrowers may borrow up to the Available Revolving Commitment during the Revolving Commitment Period on any Business Day; provided that the Borrowers shall give Lender an irrevocable Notice of Borrowing (which must be received by Lender prior to 11:00 A.M., Pacific time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans (in each case, with originals to follow within three Business Days)) (provided that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments under Section 3.5(a) may be given not later than 11:00 A.M., Pacific time, on the date of the proposed borrowing), in each such case specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the proceeds of the applicable Loans to be borrowed.  Each borrowing under the Revolving Commitments shall be in an amount equal to in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitment is less than $1,000,000, such lesser amount).  Such borrowing will then be made available to the Borrower by Lender crediting such account as is designated in writing to Lender by the Borrower.

2.6                            Reserved.

2.7                            U.S. Overadvances.  If at any time or for any reason the amount of the Total U.S. Revolving Extensions of Credit exceeds the lesser of (x) the amount of the Revolving Commitments then in effect and (y) the U.S. Revolving Loan Sublimit then in effect (any such excess, a “U.S. Overadvance”), the U.S. Borrowers shall immediately pay the full amount of such U.S. Overadvance to Lender without notice or demand for application against the Obligations in accordance with the terms hereof; provided that any such repayment of a U.S. Overadvance shall be applied by Lender first to repay prepayment of any U.S. Revolving Loans that are ABR Loans and thereafter to U.S. Revolving Loans that are Eurodollar Loans.  Any prepayment of any U.S. Revolving Loan that is a Eurodollar Loan hereunder shall be subject to U.S. Borrowers’ obligations to pay any amounts owing pursuant to Section 2.19.

2.8                            Fees.

(a)                               Fees.  On or prior to the Closing Date, the Borrowers agree to pay to Lender an upfront fee in the amount of $90,000.

(b)                              Commitment Fee.  As additional compensation for the Commitments, the Borrowers shall pay to Lender a fee for the Borrowers’ non-use of available funds under the Revolving Facility (the “Commitment Fee”), payable quarterly in arrears on October 1, 2014 and on the first day of each calendar quarter occurring thereafter prior to the Revolving Termination Date, and on the Revolving Termination Date, in each case as applicable and in an amount equal to the Applicable Margin under the heading “Commitment Fee” multiplied by the average unused portion of the Revolving Commitment as reasonably determined by Lender.  The unused portion of the Revolving Commitment, for purposes of this calculation, shall equal the difference between (i) the Revolving Commitment (as reduced from time to time), and (ii) the sum of (A) the average for the period of the daily closing balance of the Revolving Loans outstanding, (B) the aggregate undrawn amount of all Letters of Credit outstanding at such time, and (C) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time.

(c)                               Fees Nonrefundable.  All fees payable under this Section 2.8 shall be fully earned on the date paid and nonrefundable.

2.9                            Termination or Reduction of Revolving Commitments.

(a)                               Termination or Reduction of Revolving Commitment.  The Borrowers shall have the right, upon not less than three Business Days’ written notice delivered to Lender, to terminate the Revolving Commitment or from time to time to reduce the amount of the Revolving Commitment; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans to be made on the effective date thereof the amount of the Revolving Extensions of Credit then outstanding would exceed the Revolving Commitment then in effect.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple in excess thereof, and shall reduce permanently the Revolving Commitments then in effect; provided that, if in connection with any such reduction or termination of the Revolving Commitments a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.19.  All fees accrued until the effective date of any termination of the Revolving Commitment shall be paid on the effective date of such termination.

(b)                              Termination or Reduction of L/C Commitment.  The Borrowers shall have the right, upon not less than three Business Days’ written notice delivered to Lender, to terminate the L/C Commitment available to the Borrowers or, from time to time, to reduce the amount of the L/C Commitment available to the Borrowers; provided that, in any such case, no such termination or reduction of the L/C Commitment shall be permitted if, after giving effect thereto, the L/C Commitment shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the L/C Commitment (as so reduced).  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple in excess thereof, and shall reduce permanently the L/C Commitment then in effect.  All fees accrued until the effective date of any termination of the L/C Commitment shall be paid on the effective date of such termination.

2.10                    Loan Prepayments.  The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to Lender no later than 11:00 A.M., Pacific time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., Pacific time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of the proposed prepayment; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the

Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.19; provided, further, that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Notwithstanding anything contained herein or in any Loan Document to the contrary and subject to the terms of the Term Loan Intercreditor Agreement, if any Borrower is obligated to make a prepayment of the Term Loan pursuant to the terms and conditions of the Term Loan Documents (each a “Term Loan Mandatory Prepayment”), ~~(a)~~ such Borrower shall obtain the written consent of Lender in advance of making such Term Loan Mandatory Prepayment ~~and (b) each~~; provided that if such consent is not delivered, such Borrower acknowledges and agrees that ~~Lender, in its sole and absolute discretion, may require~~ such Borrower ~~to~~shall pay to Lender, on the date that such Term Loan Mandatory Prepayment would otherwise have been required to be made under the Term Loan Documents, the aggregate principal amount of such Term Loan Mandatory Prepayment for application to the Obligations and the Term Loan in the following order: (i) first, to the payment of the Obligations (together with a corresponding permanent reduction of the Revolving Commitment), (ii) second, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10 (together with a corresponding permanent reduction of the Revolving Commitment) and (iii) last, the balance, if any, after application pursuant to clauses (i) and (ii) above, to the Term Loan Agent for application to the Term Loan Mandatory Prepayment pursuant to the terms of the Term Loan Documents.

2.11                    Conversion and Continuation Options.

(a)                               The Borrowers may elect from time to time to convert Eurodollar Loans to ABR Loans by giving Lender prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 11:00 A.M., Pacific time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  Subject to Section 2.15, the Borrowers may elect from time to time to convert ABR Loans to Eurodollar Loans by giving Lender prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 11:00 A.M., Pacific time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing.

(b)                              Subject to Section 2.15, any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving irrevocable notice in a Notice of Conversion/Continuation to Lender by no later than 11:00 A.M., Pacific time, on the date occurring three Business Days preceding the proposed continuation date and otherwise in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if the Borrowers shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period; provided however, that if the Borrowers so notify Lender, if no Event of Default has occurred and is continuing, Eurodollar Loans may be continued automatically at the end of any Interest Period for successive one month Interest Periods.

2.12                    Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, and (b) no more than three Eurodollar Tranches shall be outstanding at any one time.

2.13                    Interest Rates and Payment Dates.

(a)                               Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Eurodollar Rate determined for such Interest Period plus (ii) the Applicable Margin.

(b)                              Each ABR Loan shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin.

(c)                               During the continuance of an Event of Default, at Lender’s option, all Obligations shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% (the “Default Rate”).

(d)                             Interest on the outstanding principal amount of each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.13(c) shall be payable from time to time on demand.

2.14                    Computation of Interest and Fees.

(a)                               Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  Lender shall as soon as practicable notify the Borrowers of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  Lender shall as soon as practicable notify the Borrowers of the effective date and the amount of each such change in interest rate.

(b)                              Each determination of an interest rate by Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers in the absence of manifest error.  Lender shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by Lender in determining any interest rate pursuant to Section 2.14(a).

2.15                    Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, Lender shall have determined (which determination shall be conclusive and binding upon the Borrowers) in connection with any request for a Eurodollar Loan or a conversion to or a continuation thereof that, by reason of circumstances affecting the relevant market, (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such requested Loan or conversion or continuation, as applicable, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (c) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lender (as conclusively certified by Lender) of making or maintaining Loans during such Interest Period, then, in any such case of (a), (b) or (c), Lender shall promptly notify the Borrowers thereof as soon as practicable thereafter.  Any such determination shall specify the basis for such determination and shall, in the absence of manifest error, be conclusive and binding for all purposes.  Thereafter, (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by Lender, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.16                    Payments.

(a)                               All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 11:00 A.M., Pacific time, on the due date thereof to Lender, at the Funding Office, in Dollars and in immediately available funds.  Any payment received by Lender after 11:00 A.M., Pacific time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(b)                              Nothing herein shall be deemed to obligate Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(c)                               If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, and (ii) second, toward payment of principal then due hereunder.

2.17                    Illegality; Requirements of Law.

(a)                               Illegality.  If Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to the Borrower, any obligation of Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until Lender notifies the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from Lender, prepay or, if applicable, convert all Eurodollar Loans of Lender to ABR Loans, either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(b)                              Requirements of Law.  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                  shall subject Lender to any Taxes (other than (A) Indemnified Taxes covered by Section 2.18 which would have been compensated under Section 2.18 but were not so compensated due to the exclusion in Section 2.18(b), (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, Letters of Credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)                              shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(iii)                          impose on Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Lender, by an amount that Lender deems to be material, of making, converting to, continuing or maintaining Loans determined with reference to the Eurodollar Rate or of maintaining its obligation to make such Loans, or to increase the cost to Lender of issuing or participating in Letters of Credit, or to reduce any amount receivable or received by Lender in respect thereof (whether in respect of principal, interest or any other amount), then, in any such case, within the time period prescribed by Section 2.17(e), the Borrowers shall pay Lender any additional amounts necessary to compensate Lender for such increased cost or reduced amount receivable.  If Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers of the event by reason of which it has become so entitled.

(c)                               If Lender determines that any change in any Requirement of Law subsequent to the date hereof affecting Lender or any lending office of Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of Lender or the Loans made by, or the Letters of Credit issued by Lender, to a level below that which Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time, within the time period prescribed by Section 2.17(e), the Borrowers will pay to Lender such additional amount or amounts as will compensate Lender’s holding company for any such reduction suffered.

(d)                             For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a  change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(e)                               A certificate setting forth in reasonable detail any additional amounts payable pursuant to paragraphs (b) or (c) of this Section, and the basis for such compensation, submitted by Lender to the Borrowers, shall be conclusive in the absence of manifest error.  The Borrowers shall pay Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.  Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation.  Notwithstanding anything to the contrary in this Section 2.17, the Borrowers shall not be required to compensate Lender pursuant to this Section 2.17 for any amounts incurred more than nine months prior to the date that Lender notifies the Borrowers of Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrowers arising pursuant to this Section 2.17 shall survive the Discharge of Obligations.

2.18                    Taxes. For purposes of this Section 2.18, the term “applicable law” includes FATCA.

(a)                               Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law and the Borrowers shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.18.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                              Exclusion from Gross Up.  The Irish Borrowers shall not be required to make an increased payment to Lender under Section 2.18(a) in respect of Taxes imposed by Ireland on a payment of interest on a Loan, if on the date on which the payment falls due such payment could have been made to Lender without any deduction or withholding for or on account of Taxes if Lender was a Qualifying Lender, but on such date Lender is not or has ceased to be a Qualifying Lender (other than as a result of a Change in Law).

(c)                               Payment of Other Taxes.  The Borrowers shall, and shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

(d)                             Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, the Borrowers shall, or shall cause such other Loan Party to, deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)                               Indemnification by Loan Parties.  Each Borrower shall indemnify Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18, but excluding Indemnified Taxes which would have been compensated under Section 2,18(a) but were not so compensated solely due to the application of the exclusion in Section 2,18(b)) payable or paid by Lender (for Non-U.S. Borrowers, with respect to such Borrower and for U.S. Borrowers jointly and severally with respect to all Borrowers) or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by Lender shall be conclusive absent manifest error.  If any Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, such Loan Party shall indemnify Lender for any incremental taxes, interest or penalties that may become payable by Lender as a result of any such failure.

(f)                                Status of Lender.

(i)                                              If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrowers or any tax authority, at the time or times reasonably directed by the Borrowers, such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers as will enable the Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii) and (iii) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(ii)                                          Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, Lender shall deliver to the Borrowers on or prior to the date on which Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), executed originals of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax.

(iii)                                      If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to the Borrowers at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers as may be necessary for the Borrowers to comply with their obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (A), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)                                      Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers in writing of its legal inability to do so.

(v)                                          Lender represents and warrants that, on the Closing Date it is a Qualifying Lender and each Person that becomes a party to this Agreement pursuant to Section 10.6(b) represents and warrants that it is a Qualifying Lender as of the date of its joinder.  Lender agrees to promptly notify the Irish Borrowers if it ceases to be a Qualifying Lender at any time after the Closing Date.

(g)                              If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                              Survival.  Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of Lender, any assignment of rights by, or the replacement of, Lender, and the Discharge of Obligations.

2.19                    Indemnity.  The Borrowers agree to indemnify Lender for, and to hold Lender harmless from, any loss or expense that Lender may sustain or incur as a consequence of (a) a default by the Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after a Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Borrowers in making any prepayment of or conversion from Eurodollar Loans after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by Lender) that would have accrued to Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrowers by Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the Discharge of Obligations.  This Section 2.19 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

2.20                    Borrower Parent as Agent.  Each Borrower hereby irrevocably appoints Borrower Parent as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lender to any such Borrower hereunder.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by Borrower Parent, whether or not any such other

Borrower joins therein.  Any notice, demand, consent, acknowledgment, direction, certification or other communication delivered to Borrower Parent in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.

SECTION 3
LETTERS OF CREDIT

3.1                                L/C Commitment.

(a)                               Subject to the terms and conditions hereof, Lender agrees to issue letters of credit (“Letters of Credit”) for the account of any of the Borrowers on any Business Day during the Letter of Credit Availability Period in such form as may reasonably be approved from time to time by Lender; provided that Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Exposure would exceed either the L/C Commitments or the Available Revolving Commitment at such time.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the Letter of Credit Maturity Date, provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).  For the avoidance of doubt, no commercial letters of credit shall be issued by Lender to any Person under this Agreement.

(b)                              Lender shall not at any time be obligated to issue any Letter of Credit if:

(i)                                  such issuance would conflict with, or cause Lender to exceed any limits imposed by, any applicable Requirement of Law;

(ii)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit, or request that Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Lender in good faith deems material to it;

(iii)                          Lender has received written notice from the Borrower, at least one Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.2 shall not then be satisfied;

(iv)                          any requested Letter of Credit is not in form and substance acceptable to Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of Lender;

(v)                              such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder; or

(vi)                          except as otherwise agreed by Lender, such Letter of Credit is in an initial face amount less than $150,000.

3.2                            Procedure for Issuance of Letters of Credit.  The Borrowers may from time to time request that Lender issue a Letter of Credit for the account of a Borrower by delivering to Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of Lender, and such other certificates, documents and other papers and information as Lender may request, including the name of the Borrower that is the applicant.  Upon receipt of any Application, Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by Lender and the applicant Borrower.  Lender shall furnish a copy of such Letter of Credit to the applicant Borrower promptly following the issuance thereof.

3.3                            Fees and Other Charges.

(a)                               Each Borrower agrees to pay, with respect to each outstanding Letter of Credit issued on or after the Closing Date for the account of (or at the request of) the Borrowers, (i) a letter of credit fee equal to the Applicable Margin relating to Letters of Credit multiplied by the daily amount available to be drawn under each such Letter of Credit to Lender (a “Letter of Credit Fee”), and (ii) Lender’s standard and customary, reasonable and documented fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Borrowers or processing of drawings thereunder (the fees in this clause (ii), collectively, the “Issuing Lender Fees”).  Issuing Lender Fees shall be paid when required by Lender, and the Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year after the issuance date of such Letter of Credit and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”).  All Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)                              The Borrowers shall furnish to Lender such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as Lender may require.  This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

3.4                            Existing Letters of Credit.  On and after the Closing Date, each Existing Letter of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to Section 3.3(a), reimbursement of costs and expenses to the extent provided herein and for purposes of being secured by the Collateral, a Letter of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement (which shall control in the event of a conflict).

3.5                            Reimbursement.

(a)                               If Lender shall make any L/C Disbursement in respect of a Letter of Credit, Lender shall notify the Borrowers thereof and the applicable Borrower shall pay or cause to be paid to Lender an amount equal to the entire amount of such L/C Disbursement not later than (i) the immediately following Business Day if Lender issues such notice before 10:00 A.M. Pacific time on the date of such L/C Disbursement, or (ii) on the second following Business Day if Lender issues such notice at or after 10:00 A.M. Pacific time on the date of such L/C Disbursement.  Each such payment shall be made to Lender at its address for notices referred to herein in Dollars and in immediately available funds.

(b)                              If Lender shall not have received from the applicable Borrower the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, if the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied, the applicable Borrower may, by written notice to Lender certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, and specifying a conversion into either a U.S. Revolving Loan or a Non-U.S. Revolving Loan, request that an L/C Disbursement be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the Lender shall be deemed to have extended, and the Borrowers shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of such payment without further action on the part of any party, and the L/C Commitments shall be permanently reduced by such amount; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided that Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied.

3.6                            Obligations Absolute.  The Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrowers may have or have had against Lender, any beneficiary of a Letter of Credit or any other Person.  Each Borrower also agrees with Lender that Lender shall not be responsible for, and the Borrowers’ obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee.  Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of Lender.  Each Borrower agrees that any action taken or omitted by Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of bad faith, gross negligence or willful misconduct, shall be binding on the Borrowers and shall not result in any liability of Lender to the Borrowers.

In addition to amounts payable as elsewhere provided in the Agreement, the Borrowers hereby agree to pay and to protect, indemnify, and save Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of Lender to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the bad faith, gross negligence or willful misconduct of Lender (as finally determined by a court of competent jurisdiction).

3.7                            Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, Lender shall promptly notify the Borrowers of the date and amount thereof.  The responsibility of Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8                            Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9                            Interim Interest.  If Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrowers shall have reimbursed such L/C Disbursement in full within the time period specified in Section 3.5(a) the unpaid amount thereof shall bear interest for the account of Lender, for each day from and including the date of such L/C Disbursement to but excluding the earlier of the date of payment by the Borrowers, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided that the provisions of Section 2.10(c) shall be applicable to any such amounts not paid when due.

3.10                    Cash Collateral.

(a)                               Certain Credit Support Events.  Upon the request of Lender (i) if Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance that is not reimbursed by the Borrowers or converted into a Revolving Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, the U.S. Borrowers shall, in each case, immediately Cash Collateralize the then effective amount of all L/C Exposure and/or the Non-U.S. Borrower shall, in each case Cash Collateralize the then effective amount of any L/C Exposure issued to any Non-U.S. Borrowers.

(b)                              Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with Lender.  The Borrowers (other than DMIH and Domains) hereby grant to (and subjects to the control of) Lender, and agrees to maintain, a first priority security interest and Lien in all such Cash Collateral and in all proceeds thereof, as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c).  If at any time Lender determines that

Cash Collateral is subject to any right or claim of any Person other than Lender as herein provided, or that the total amount of such Cash Collateral is less than 105% of the applicable L/C Exposure, and other Obligations secured thereby, the Borrowers will, promptly upon demand by Lender, pay or provide to Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                               Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.22 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

3.11                    Applicability of ISP.  Unless otherwise expressly agreed by Lender and the Borrower when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to the rules of the ISP.

SECTION 4
REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, to make the initial Loans on the Closing Date and to make additional Loans and to issue the Letters of Credit thereafter, each Borrower hereby represents and warrants to Lender, on behalf of itself and each of its Subsidiaries, as applicable, that:

4.1                            Financial Condition.  The audited consolidated balance sheets of the Borrower Parent and its Subsidiaries as of December 31, 2013, December 31, 2012, and December 31, 2011, and the related consolidated statements of operations and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of the Borrower Parent and its Subsidiaries as at March 31, 2014, presents fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the related unaudited consolidated statements of operations and cash flows for the three-month period ended on such date present fairly in all material respects the consolidated results of its operations and its consolidated cash flows for such period (in each case subject to normal year end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2                            No Change.  Since December 31, 2013, there has been no event or condition, other than events or conditions previously disclosed in public filings prior to the Closing Date, that has had or could reasonably be expected to have a Material Adverse Effect.

4.3                            Existence; Compliance with Law.  Each Group Member (a) is duly organized or incorporated, validly existing and, except in the case of DMIH and Domains, in good standing under the laws of the jurisdiction of its organization or incorporation, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4                            Power, Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement.  No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described in Schedule 4.4, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) Governmental Approvals described in Schedule 4.4.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                            No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law (except as set forth in Schedule 4.5) or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable to the Borrowers or any of their Subsidiaries could reasonably be expected to have a Material Adverse Effect.  The absence of obtaining the Governmental Approvals described in Schedule 4.5 and the violations of Requirements of Law referenced in Schedule 4.5 shall not have an adverse effect on any rights of Lender pursuant to the Loan Documents.

4.6                            Litigation.  Except as disclosed on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7                            No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested credit extension.

4.8                            Ownership of Property; Liens; Investments.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property material to the operation of its business, except defects in title that could not reasonably be expected to have a Material Adverse Effect and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9                            Intellectual Property.  Except where the absence of such right could not reasonably be expected to have a Material Adverse Effect, each Group Member owns, or possesses a legal right to use, all Intellectual Property necessary for the conduct of its business as currently conducted.  No claim has been asserted in writing and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property, nor does any Borrower know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect.  The use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement could not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of the Borrower, threatened in writing to such effect.

4.10                    Taxes.  Each Group Member has timely filed or caused to be timely filed all Federal, state and other material Tax Returns that are required by applicable law to be filed and has paid all Taxes due and payable with respect to said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property, or which are required to have been paid, withheld, deducted or deposited by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member) have been paid, withheld, deducted or deposited; as of the Closing Date, no Tax Lien has been filed and remains effective, and, to the knowledge of the Borrowers, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.11                    Federal Regulations.  No Loan Party is engaged, and no Loan Party will engage, principally or as one of its important activities, in the business of “buying” or “carrying” “margin stock”, or extending credit for the purpose of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any other purpose that violates the provisions of the Regulations of the Board.

4.12                    Labor Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13                    ERISA.  Except in each case as would not reasonably be expected to have a Material Adverse Effect:

(a)                               the Borrowers are in compliance with all applicable provisions and requirements of ERISA with respect to each Plan, and has performed all of their obligations under each Plan;

(b)                              no ERISA Event has occurred or is reasonably expected to occur;

(c)                               the Borrowers and each of their respective ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained by Borrower;

(d)                             as of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) does not exceed their assets;

(e)                               the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code; and

(f)                                all liabilities under each Pension Plan are funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Pension Plans.

4.14                    Investment Company Act; Other Regulations.  No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under the Public Utility Holding Company Act of 2005 or the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.15                    Subsidiaries.  Except as disclosed to Lender by the Borrowers in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of each Subsidiary of the Borrowers and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary (other than Immaterial Subsidiaries), except as may be created by the Loan Documents.

4.16                    Use of Proceeds.  The proceeds of the Revolving Loans shall be used for general corporate purposes; provided, however, notwithstanding the generality of the foregoing, DMIH and Domains shall not use any Facility for any purpose in breach of Section 60 of the Irish Companies Act (1963), as amended.

4.17                    Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)                               Except as disclosed on Schedule 4.17, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)                              no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)                               no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)                             no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrowers, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)                               there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)                                the Properties and all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and except as set forth on Schedule 4.17, to the knowledge of the Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)                              no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18                    Accuracy of Information, etc.  No written statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to Lender, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken together with Borrower Parent’s filings with the SEC, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19                    Security Documents.

(a)                               The Guarantee and Collateral Agreement is effective to create in favor of Lender, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to Lender, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement that can be perfected by the filing of a financing statement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), Lender shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).  As of the Closing Date, none of the Borrowers or any Guarantor that is a company, limited liability company or partnership has any Capital Stock that is a Certificated Security.

(b)                              Each of the Mortgages delivered after the Closing Date will be, upon execution, effective to create in favor of Lender, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except as noted in the relevant title reports).

(c)                               Each of the Cayman Law Share Charge and the Cayman Law Charge is effective to create in favor of Lender a legal, valid and enforceable first priority Lien on the Collateral described therein and proceeds thereof.

4.20                    Solvency.  After giving effect to the incurrence of all Indebtedness and Obligations being incurred in connection herewith, each of the Borrowers, and the other Loan Parties taken as a whole, will be Solvent.

4.21                    Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

4.22                    Designated Senior Indebtedness.  The Loan Documents and all of the Obligations have been deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any Permitted Subordinated Indebtedness of the Loan Parties, including the Term Loan.

4.23                    Insurance.  All insurance maintained by the Loan Parties is in full force and effect, all premiums (other than premiums financed in compliance with Section 7.2) have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance.  Each Loan Party maintains insurance with financially sound and reputable insurance companies insurance on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

SECTION 5
CONDITIONS PRECEDENT

5.1                            Conditions to Initial Extension of Credit.  The effectiveness of this Agreement and the obligation of Lender to make its initial extension of credit hereunder shall be subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)                               Loan Documents.  Lender shall have received each of the following, each of which shall be in form and substance satisfactory to Lender:

(i)                                this Agreement, executed and delivered by Lender and the Borrowers;

(ii)                        the Collateral Information Certificate of each Loan Party, executed by a Responsible Officer of such Loan Party;

(iii)                          the Guarantee and Collateral Agreement, executed and delivered by each Grantor named therein;

(iv)                          the Guarantee (Non-U.S. Entities), executed and delivered by each Guarantor named therein;

(v)                              each Intellectual Property Security Agreement, executed by the applicable Grantor related thereto;

(vi)                          each other Security Document, executed and delivered by the applicable Loan Party party thereto; and

(vii)                      the Post-Closing Agreement dated as of the Closing Date and executed by the Borrower.

(b)                              Approvals.  Except for the Governmental Approvals described in Schedule 4.4, all Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the execution and performance of the Loan Documents, the consummation of the transactions contemplated hereby, shall have been obtained and be in full force and effect.

(c)                               Secretary’s Certificate; Certified Operating Documents; Good Standing Certificates.  Lender shall have received a certificate from each Loan Party, dated as of the Closing Date and executed by the Secretary, Managing Member, director or equivalent officer of such Loan Party, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (i) the Operating Documents of such Loan Party, (ii) the relevant board resolutions or written consents of such Loan Party adopted by such Loan Party’s board of directors, board of managers, members or other governing body of such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party, (iii) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party, (iv) for each U.S. Borrower and its Material Domestic Subsidiaries that are Loan Parties, a long form good standing certificate or equivalent for each such Loan Party certified as of or issued on a recent date by the appropriate Governmental Authority of its respective jurisdiction of organization, and, if applicable, (v) a certificate of qualification  or equivalent as a foreign corporation issued by the jurisdiction in which the applicable Loan Party’s chief executive office is located.

(d)                             Responsible Officer’s Certificates.

(i)                                  Lender shall have received a certificate signed by a Responsible Officer of Borrower Parent on behalf of each Loan Party, dated as of the Closing Date and in form and substance reasonably satisfactory to it, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(ii)                              Lender shall have received a certificate signed by a Responsible Officer of Borrower Parent on behalf of the Borrowers, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying that the conditions specified in Sections 5.1(l)-(n), 5.2(a) and 5.2(d) have been satisfied.

(iii)                          Lender shall have received a certificate signed by a Responsible Officer of Borrower Parent on behalf of each Loan Party, dated as of the Closing Date and in form and substance reasonably satisfactory to it, attaching executed copies of all material Term Loan Documents.

(e)                               Patriot Act.  Lender shall have received, prior to the Closing Date (or such later date as may be acceptable to Lender in its sole discretion), all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(f)                                Collateral Matters.

(i)                                  Lien Searches.  Lender shall have received the results of recent lien searches in each of the jurisdictions where any of the Loan Parties is formed or organized, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3, or other Liens which shall be discharged prior to the Closing Date.

(ii)                              Pledged Stock; Stock Powers; Pledged Notes.  Lender shall have received (A) pursuant to the Guarantee and Collateral Agreement: (1) original certificates (if any) representing the shares of Capital Stock pledged to Lender pursuant thereto, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (2) the original promissory note(s) (if any) pledged to Lender pursuant thereto, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; (B) pursuant to the Irish Law Share Charges: (1) original certificates (if any) and other documents of title representing the Shares and Related Assets (as such terms are defined therein) charged in favor of Lender pursuant thereto, together with undated stock transfer forms or other instruments of transfer for each such certificate executed in blank by a duly authorized officer of the chargor thereof, (2) the dividend mandate in the form set out in Schedule 2 thereto executed by the charger thereof; and (3) a letter of authority in the form set out in Schedule 3 thereto executed by the charger thereof; (C) pursuant to the Irish Law Charges: (1) notices of assignment of insurances in the form set out on Part 2 of Schedule 3 thereto executed by DMIH, (2) notices to contract parties in the form set out on Part 2 of Schedule 3 thereto executed by DMIH and (3) acknowledgments from the applicable parties pursuant to items (1) and (2) each in the form set out on Part 3 of Schedule 3 executed by the applicable parties; and (D) pursuant to the Cayman Law Share Charge: (1) original certificates (if any) representing the shares charged pursuant thereto, along with an undated share transfer form in respect of such shares in the form set out in Schedule 1 thereto executed by DMIH, (2) (a) undated letters of resignation and release and (b) dated letters of authority with respect thereto, each in the form set out in Schedule 2 thereto executed by each director and officer of United, (3) a dated proxy in respect of the shares charged thereunder in the form set out in Schedule 3 thereto executed by DMIH, (4) a dated undertaking in the form set out in Schedule 4 thereto executed by United, (5) a dated notice of charge to United in the form set out in Schedule 5 thereto executed by DMIH, (6) a certified copy of the annotated register of members of United in a form acceptable to Lender, noting the charge over the shares of United created pursuant thereto and (7) evidence satisfactory to Lender that the memorandum and articles of association of United shall have, where applicable, been amended to remove any restriction on the transfer of shares subject to the security created thereby.

(iii)                          Filings, Registrations, Recordings, Agreements, Etc.  Each document (including any UCC financing statements, Intellectual Property Security Agreements, Deposit Account Control Agreements, Securities Account Control Agreements, and landlord access agreements and/or bailee waivers) required by the Loan Documents or under law or reasonably requested by Lender to be filed, executed, registered or recorded to create in favor of Lender (for the ratable benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed (if applicable) and delivered to Lender in proper form for filing, registration or recordation.

(g)                              Insurance.  Lender shall have received customary insurance certificates satisfying the requirements of Section 6.5 hereof, together with evidence reasonably satisfactory to Lender that the insurance policies of each Loan Party have been endorsed for the purpose of naming Lender (for the ratable benefit of the Secured Parties) as an “additional insured” or “lender loss payee”, as applicable, with respect to such insurance policies, in form and substance reasonably satisfactory to Lender.

(h)                              Fees.  Lender shall have received all fees required to be paid on or prior to the Closing Date, and all reasonable and documented fees and expenses for which invoices have been presented at least one Business Day Prior to the Closing Date (including the reasonable and documented fees and expenses of legal counsel to Lender) for payment on or before the Closing Date.

(i)                                  Legal Opinions.  Lender shall have received the executed legal opinion of (A) Wilson Sonsini Goodrich & Rosati, counsel to the Loan Parties, (B) Lionel, Sawyer & Collins, special Nevada counsel to the Loan Parties, (C) Maples & Calder, special Cayman Island counsel to the Loan Parties, (D) Arthur Cox, special Irish counsel to the Loan Parties, and (E) William Fry, special Irish counsel to Lender, each in form and substance reasonably satisfactory to Lender.  Such legal opinions shall cover such matters incident to the transactions contemplated by this Agreement and the other Loan Documents as Lender may reasonably require.

(j)                                  No Material Adverse Effect.  Except as previously disclosed in public filings prior to the Closing Date, there shall not have occurred since December 31, 2013, any event or condition that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)                              No Litigation.  Except as disclosed on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened, that could reasonably be expected to have a Material Adverse Effect.

(l)                                  Spin-Out Complete.  The Spin-Out Transaction shall have been consummated and fully effective.

(m)                          Consolidated Senior Leverage Ratio.  The Consolidated Senior Leverage Ratio, determined as of March 31, 2014, giving pro forma effect to the incurrence of any Revolving Loans to be incurred on the Closing Date (including any Existing Letters of Credit), shall not be greater than 2.25:1.00.

(n)                              Liquidity.  Borrowers and their Subsidiaries, on a consolidated basis, after giving pro forma effect to the closing of this Agreement and the availability of Revolving Loans hereunder, have Liquidity of not less than $40,000,000.

5.2                            Conditions to Each Extension of Credit.  The agreement of Lender to make any extension of credit requested to be made by it hereunder on any date (including its initial Loans disbursed on the Closing Date but excluding any Revolving Loan Conversion, any conversion of Loans pursuant to Section 2.11(a) and any continuation of Loans pursuant to Section 2.11(b)) is subject to the satisfaction of the following conditions precedent:

(a)                               Representations and Warranties.  Each of the representations and warranties made by each Loan Party in any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct, or true and correct in all material respects, as applicable, as of such earlier date.

(b)                              Availability.  With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the Borrowers shall be in compliance with the availability and borrowing limitations specified in Section 2.4.

(c)                               Notice of Borrowing.  Lender shall have received a Notice of Borrowing or an Application, as applicable, in connection with any such request for extension of credit which complies with the requirements hereof.

(d)                             No Default.  No Default or Event of Default shall have occurred as of or on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrowers hereunder (excluding any Revolving Loan Conversion, any conversion of Loans pursuant to Section 2.11(a) and any continuation of Loans pursuant to Section 2.11(b)) shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit, that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6
AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, until the Discharge of Obligations, the Borrowers shall, and, where applicable, shall cause each of their Subsidiaries to:

6.1                            Financial Statements.  Furnish to Lender:

(a)                               as soon as available, but in any event not later than five (5) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC) and in no event later than ~~95~~90 days after the end of each fiscal year of the Borrower Parent, a copy of the audited consolidated balance sheet of the Borrower Parent and its consolidated Subsidiaries as at the end of each fiscal year and the related audited consolidated statements of income, stockholders’ equity, and ~~of~~ cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing and reasonably acceptable to Lender; and

(b)                              as soon as available, but in any event not later than five (5) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC) and in no event later than 45 days after the end of each fiscal quarter of the Borrower Parent (or, with respect to the fiscal quarter ended June 30, 2014, within 45 days of the date Borrower Parent’s Form 10 Registration Statement becomes effective), the unaudited consolidated and consolidating balance sheet of the Borrower Parent and its consolidated Subsidiaries as at the end of each fiscal quarter and the related unaudited consolidated and consolidating statements of income, stockholders’ equity, and ~~of~~ cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Additionally, documents required to be delivered pursuant to this Section 6.1 and Section 6.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Borrower Parent posts such documents, or provides a link thereto, either:  (i) on the Borrower Parent’s website on the Internet at the website address listed in Section 10.2; or (ii) when such documents are posted electronically on the Borrowers’ behalf on an internet or intranet website to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender), if any; provided that:  (A) the Borrowers shall deliver paper copies of such documents to Lender upon its request to the Borrowers to deliver such paper copies until written request to cease delivering paper copies is given by Lender; and (B) the Borrowers shall notify (which may be by facsimile or electronic mail) Lender of the posting of any such documents and provide to Lender by email electronic versions (i.e. soft copies) of such documents.

6.2                            Certificates; Reports; Other Information.  Furnish (or, in the case of clause (a), use best efforts to furnish) to Lender:

(a)                               concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to complete its auditing procedures, no knowledge was obtained of any Event of Default relating to any of the financial covenants set forth in this Agreement, except as specified in such certificate (which certification may be limited to the extent required by accounting rules or guidelines);

(b)                              concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that~~, to the best of such Responsible Officer’s knowledge, such Responsible Officer has obtained no knowledge of any~~ no Default or Event of Default has occurred, except as specified in such certificate ~~and~~, which shall describe any corrective action taken or proposed to be taken with respect thereto, (ii) (x) a Compliance Certificate containing (A) the amount of Permitted gTLD Investments for the period, and (B) all information and calculations necessary for determining compliance by each Group Member with the provisions of Section 7.1 and setting forth the Consolidated Domestic EBITDA calculations, in each case, as of the last day of the fiscal quarter or fiscal year of the Borrower Parent, and (y) to the extent not previously disclosed to Lender, (A) a description of any change in the name, jurisdiction of organization ~~of any Loan Party~~, identity, corporate structure, or Federal Taxpayer Identification Number of any Loan Party, and the Borrowers agree not to effect or permit any change referred to in this clause (A) unless all filings have been made under the UCC or otherwise that are required in order for the Lender to continue at all times following such change to have a valid, legal, and perfected, first-priority security interest in all of the Collateral, and a list of any registered Intellectual Property, and rights related thereto, issued to or acquired by any Loan Party ~~and~~, (B) a list of Subsidiaries created or acquired, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date) , and (C) if any material portion of the Collateral is damaged or destroyed, or if the value of the Collateral is impaired in an amount in excess of $250,000, prompt notice to the Lender of such damage, destruction, or impairment, and (iii) a certificate of a Responsible Officer certifying that, except as expressly set forth therein, the representations and warranties in Article IV are true and correct in all material respects on and as of the date of the certificate to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, certifying that such representations and warranties were true and correct in all material respects on and as of such earlier date); provided that, if a representation and warranty is qualified as to materiality, for purposes of such certification, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty;

(c)                               as soon as available, and in any event no later than 30 days prior to the end of each fiscal year of the Borrower Parent, a detailed consolidated and consolidating budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower Parent and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”);

(d)                             promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to the Borrower Parent’s filings with the SEC);

(e)                               within five days after the same are sent, copies of each annual report, proxy or financial statement or other material report that the Borrower Parent sends to the holders of any class of the Borrowers’ debt securities or public equity securities and, within five days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which the Borrower Parent may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to Lender pursuant hereto;

(f)                                promptly after the receipt thereof by the Borrowers or any of their Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(g)                              promptly after the request by Lender, all documentation and other information that Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(h)                              ~~(f)~~ promptly, such additional financial and other information as Lender may from time to time reasonably request.

6.3                            Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4                            Maintenance of Existence; Compliance.  (a)(i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrowers) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5                            Maintenance of Property; Insurance.  (a) Except as could not reasonably be expected to have a Material Adverse Effect, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6                            Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives and independent contractors of Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and with reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants; provided, however, that (i) any such visit or inspection shall be coordinated through Lender, (ii) unless an Event of Default shall have occurred and be continuing, only ~~one~~two such ~~visit~~visits per year shall be at the expense of the Borrowers and their Subsidiaries and (iii) nothing in this Section 6.6 shall require the Borrowers or any Subsidiary to take any action that would violate a confidentiality agreement or waive any attorney client or similar privilege.

6.7                            Notices.  Give prompt written notice to Lender of:

(a)                               the occurrence of any Default or Event of Default;

(b)                              any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case could reasonably be expected to have a Material Adverse Effect;

(c)                               any litigation or proceeding or any written threat or notice of any litigation or proceeding affecting any Group Member (i) in which the amount involved is $2,500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Group Member ~~or~~, (iii) which relates to any Loan Document, or (iv) that could reasonably be expected to result in a Material Adverse Effect;

(d)                             (i)                                  (A) promptly (and in any event within ten days after a Responsible Officer obtains knowledge thereof) of the occurrence of any ERISA Event and (B) promptly after the giving, sending or filing thereof, or the receipt thereof, of copies of all notices received by the Borrowers from a Multiemployer Plan sponsor concerning an ERISA Event, and copies of such other documents or governmental reports or filings relating to any Plan as Lender shall reasonably request; and without limiting the generality of the foregoing, such certifications or other evidence of compliance with the provisions of Section 4.13 as Lender may from time to time reasonably request;

(ii)                              upon the reasonable request of Lender after the giving, sending or filing thereof, or the receipt thereof, copies of each Schedule B (Actuarial Information) to the annual report (Form

5500 Series) filed by Loan Party or any of its respective ERISA Affiliates with the IRS with respect to each Pension Plan; and

(e)                               any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8                            Environmental Laws.

(a)                               ~~In any case where individually or in the aggregate, failure to do so could reasonably be expected to result in a Material Adverse Effect, comply with~~Comply, and ensure compliance by all tenants and subtenants, if any, in all material respects with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)                              Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(c)                               If a Default caused by breach of Section 4.17 or Section 6.8(a) shall have occurred and be continuing for more than 20 days without the Borrowers or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of Lender, provide to Lender within 45 days of such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters that are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to Lender and indicating the presence or absence of hazardous materials and the estimated cost of any compliance or remedial action in connection with such Default.

6.9                            Additional Collateral, etc.

(a)                               With respect to any property (to the extent included in the definition of Collateral and not constituting Excluded Assets) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(g) or (m)) as to which Lender  does not have a perfected Lien, promptly (and in any event within thirty days after the end of the next completed month, or, with respect to Intellectual Property, as provided by Section 6.2(b)), (i) execute and deliver to Lender such amendments to the Guarantee and Collateral Agreement or such other documents as Lender deems necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to Lender  a security interest in such property and (ii) take all actions necessary or advisable in the opinion of Lender to grant to Lender a perfected first priority (except as expressly permitted by Section 7.3) security interest and Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by Lender.

(b)                              With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $~~2,500,000~~500,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g) or (m)), promptly, to the extent requested by Lender, (i) execute and deliver a first priority Mortgage, in favor of Lender covering such real property, (ii) if requested by Lender, provide Lender with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by Lender) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by Lender in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to Lender and (iii) if requested by Lender, deliver to Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Lender.

(c)                               Subject to clause (d) below, with respect to any new direct or indirect Material Subsidiary created or acquired after the Closing Date by any Loan Party (including any Immaterial Subsidiary existing as of the Closing Date which becomes a Material Subsidiary after the Closing Date), promptly (i) execute and deliver to Lender such amendments to the Guarantee and Collateral Agreement, Foreign Pledge Documents or Foreign Security Documents as Lender deems necessary or advisable to grant to Lender a perfected first priority security interest in the Capital Stock of such new Material Subsidiary that is owned directly by such Loan Party, (ii) deliver to Lender such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Material Subsidiary (A) to become a party to the Guarantee and Collateral Agreement or Guarantee (Non-U.S. Entities), as applicable, (B) to take such actions as are necessary or advisable in the opinion of Lender to grant to Lender for the benefit of the Secured Parties a perfected first priority security interest in (1) with respect to any such new Material Domestic Subsidiary, the Collateral described in the Guarantee and Collateral Agreement and (2) with respect to any such new Material Foreign Subsidiary, the Collateral described in the applicable Foreign Security Documents, in each case, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the applicable Foreign Security Documents, or by law or as may be requested by Lender and (C) to deliver to Lender a certificate of such Material Subsidiary, in a form reasonably satisfactory to Lender, with appropriate insertions and attachments, and (iv) if requested by Lender, deliver to Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Lender.  Notwithstanding anything contained herein, in the Guarantee and Collateral Agreement,  in any Foreign Security Document or in any Foreign Pledge Document, (x) no First-Tier Foreign Subsidiary (nor any Subsidiary of any such First-Tier Foreign Subsidiary) shall be required to comply with the provisions described in clause (iii) above and (y) any security granted to Lender by a Foreign Subsidiary (including any pledge of Capital Stock) shall secure only the obligations in respect of the Non-U.S. Revolving Loans and shall not secure any obligations in respect of any U.S. Revolving Loans.

(d)                             With respect to any new Material First-Tier Foreign Subsidiary of a U.S. Borrower created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to Lender such amendments to the Guarantee and Collateral Agreement, Foreign Law Pledge Documents and/or Foreign Law Security Documents, as Lender deems necessary or advisable to grant to Lender a perfected first priority security interest in the Capital Stock of such new Material First-Tier Foreign Subsidiary that is owned by any such Loan Party, (ii) deliver to Lender the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of Lender, desirable to perfect Lender’s security interest therein, and (iii) if reasonably requested by Lender, deliver to Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Lender; provided, however, that if the pledge pursuant to this Section 6.9(d) of one hundred percent (100%) of the total outstanding Capital Stock of such First-Tier Material Foreign Subsidiary would cause an inclusion of income under Section 951(a)(1)(B) of the Code to a Loan Party, then the pledge pursuant to this Section 6.9(d) shall be limited to sixty five percent (65%) of the total outstanding Capital Stock of such Material First-Tier Foreign Subsidiary entitled to vote (or if the relevant Loan Party shall own less than sixty five percent (65%) of such voting Capital Stock, then one hundred percent (100%) of the Capital Stock owned by such Loan Party so long as the aggregate amount of such voting Capital Stock pledged by Loan Parties does not exceed sixty five percent (65%) of the aggregate amount of such Capital Stock entitled to vote) and one hundred percent (100%) of the total outstanding Capital Stock of such Material First-Tier Foreign Subsidiary that is not entitled to vote (it being agreed that the determination of the entitlement to vote pursuant to this Section 6.9(d) shall be interpreted in accordance with Code Section 956 and the U.S. Treasury Regulations promulgated thereunder).

6.10                    Insider Subordinated Indebtedness.  Cause any Insider Indebtedness owing by any Loan Party to any non-Loan Party to become Insider Subordinated Indebtedness (a) on or prior to the Closing Date, in respect of any such Insider Indebtedness in existence as of the Closing Date or (b) contemporaneously with the incurrence thereof, in respect of any such Insider Indebtedness incurred at any time after the Closing Date.

6.11                    Use of Proceeds.  Use the proceeds of each Revolving Extension of Credit only for the purposes specified in Section 4.16.

6.12                    Designated Senior Indebtedness.  Cause the Loan Documents and all of the applicable Obligations to be deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any Permitted Subordinated Indebtedness of the Loan Parties.

6.13                    Operating Accounts.  Maintain all of its domestic depository and operating accounts and securities accounts with Lender and Lender’s Affiliates, and provide Lender five (5) days prior written notice before establishing any Deposit Account or Securities Account at or with any bank or financial institution other than Lender or its Affiliates.  In addition, for each foreign Deposit Account or Securities Account that any Loan Party at any time maintains, Borrowers shall, to the extent applicable, cause the applicable bank or financial institution (other than Lender) at or with which any Deposit Account or Securities Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Deposit Account or Securities Account to perfect Lender’s Lien in such Deposit Account or Securities Account in accordance with the terms hereof.  The provisions of the previous sentence shall not apply to Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Loan Party’s employees and identified to Lender as such.

6.14                    Further Assurances.  Execute any further instruments and take such further action as Lender reasonably deems necessary to perfect, protect, ensure the priority of or continue Lender’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 7
NEGATIVE COVENANTS

Each Borrower hereby agrees that, until the Discharge of Obligations, the Borrowers shall not, nor shall any Borrower permit any of its Subsidiaries to, directly or indirectly:

7.1                            Financial Condition Covenants.

(a)                               Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as at the last day of any fiscal quarter of the Borrower Parent to be less than 1.25:1.00 through September 30, 2014, and 1.50:1.00 thereafter.

(b)                              Consolidated Senior Leverage Ratio.  Permit the Consolidated Senior Leverage Ratio as at the last day of any fiscal quarter of the Borrower Parent (i) occurring on or before March 31, 2015, to exceed 2.50:1.00; (ii) occurring thereafter, to exceed 2.00:1.00.

(c)                               Consolidated Net Leverage Ratio.  Permit the Consolidated Net Leverage Ratio as at the last day of any fiscal quarter of the Borrower Parent ending with any day set forth below to exceed the ratio set forth below opposite such day:

Quarter Ending	Consolidated Net Leverage Ratio
Closing Date through June 30, 2015	3.50:1.00
September 30, 2015 through June 30, 2016	3.00:1.00
September 30, 2016 through June 30, 2017	2.50:1.00
September 30, 2017 and thereafter	2.00:1.00

(d)                             Minimum Liquidity. Permit Liquidity of the Borrowers and their Subsidiaries on a consolidated basis at any time, measured on the last day of each fiscal quarter of the Borrower Parent, to be less than $15,000,000.

7.2                            Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)                               Indebtedness of any Loan Party pursuant to any Loan Document;

(b)                              Indebtedness of (i) any Loan Party to any other Loan Party and (ii) any Subsidiary (which is not a Guarantor) to any other Subsidiary or the Borrowers;

(c)                               (i) Guarantee Obligations incurred in the ordinary course of business by the Borrowers and their Subsidiaries of (A) obligations of any Wholly Owned Subsidiary Guarantor, and (B) obligations of any other Subsidiary or Person (other than a Subsidiary) in which the Borrower has an equity interest, not in excess of $5,000,000 in the aggregate outstanding at any time, and (ii) except as may be limited by Section 7.2(b), Guarantee Obligations of Indebtedness of any Subsidiary permitted hereunder;

(d)                             Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof ~~(which~~ that (i) do not shorten the maturity thereof or increase the principal amount thereof~~)~~ , (ii) provide that such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to Lender, and (iii) retain the original obligors in respect of such Indebtedness as the only obligors thereon;

(e)                               purchase money Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) to the Disclosure Letter in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid and reasonable and customary discounts, commissions, fees and expenses incurred in connection with such refinancing, refunding, renewals or extensions and by an amount equal to any existing commitments unutilized thereunder);

(f)                                Surety Indebtedness and any other Indebtedness in respect of letters of credit, banker’s acceptances or similar arrangements, provided that the aggregate amount of any such Indebtedness outstanding at any time shall not exceed $5,000,000; provided, that any such letter of credit shall only be permitted pursuant to this clause (f) if such letter of credit is of a type that cannot be issued pursuant to the terms of this Agreement;

(g)                              (i) subject to the Term Loan Intercreditor Agreement, the Term Loan and (ii) so long as no Event of Default has occurred and is continuing at the time of incurrence, other Permitted Subordinated Indebtedness (including Guarantee Obligations in respect thereof permitted by clause (e) of the definition of Permitted Subordinated Indebtedness) in an aggregate principal amount not to exceed $2,500,000;

(h)                              obligations (contingent or otherwise) of the Borrowers or any of their Subsidiaries existing or arising under any Swap Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 7.11 and not for purposes of speculation;

(i)                                  Guarantees by a Loan Party or any of its Subsidiaries of the obligations of any Subsidiary under accreditation agreements entered into in the ordinary course of business with a registry accredited by the Internet Corporation for Assigned Names and Numbers (ICANN);

(j)                                  Indebtedness of a Person (other than the Borrowers or a Subsidiary) existing at the time such Person is merged with or into a Borrower or a Subsidiary or becomes a Subsidiary, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition ~~and~~, (ii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness, and (iii) the aggregate principal amount of such Indebtedness under this clause (j) does not exceed $1,000,000;

(k)                              Indebtedness secured by deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(l)                                  Indebtedness consisting of obligations under deferred consideration (earn-outs, incentive non-competes, milestone payments and other contingent obligations) or other similar arrangements incurred in connection with the Transactions or other Investment permitted hereunder; provided that the amount of all Indebtedness in respect of earn-outs shall not exceed $1,000,000 in the aggregate; and

(m)                          Other Indebtedness of the Borrowers and their Subsidiaries in an aggregate principal amount, for all such Indebtedness taken together, not to exceed $~~3,000,000~~1,000,000 (of which $500,000 may be secured) at any one time outstanding.

7.3                            Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)                               Liens for taxes, assessments, government charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(b)                              carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)                               pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)                             deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases (other than Capital Lease Obligations or Synthetic Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business including for gTLDs (other than for indebtedness or any Liens arising under ERISA);

(e)                               easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or ~~materially~~ interfere with the ordinary conduct of the business of the applicable Person;

(f)                                Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d) or other obligations not prohibited by this Agreement;

provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness or obligations secured or benefitted thereby is not increased except by an amount otherwise permitted pursuant to Section 7.2(d), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is not prohibited by Section 7.2(d);

(g)                              Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created within 90 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, ~~and~~ (iii) the amount of Indebtedness secured thereby is not increased, and (iv) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction);

(h)                              Liens created pursuant to the Security Documents;

(i)                                  (x) any interest or title of a lessor or licensor under any lease or license entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased or licensed or (y) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Borrower Parent and its Subsidiaries taken as a whole;

(j)                                  judgment Liens that do not constitute a Default or an Event of Default under Section 8.1(h) of this Agreement; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $250,000 at any time outstanding;

(k)                              bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Borrower or any of its Subsidiaries, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash  management and operating account management or are arising under Section 4208 or 4210 of the UCC on items in the course of collection;

(l)                                  (i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 7.2(f) (not to exceed 105% of the face amount of all relevant letters of credit), (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 7.2(f) that encumber documents and other property relating to such letters of credit, and (iii) Liens securing Swap Obligations (as defined in the Guarantee and Collateral Agreement) permitted by Section 7.2(h);

(m)                          Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Group Member or becomes a Subsidiary of a Group Member or acquired by a Group Member; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness or obligation secured by such Lien is not prohibited under Section 7.2;

(n)                              the replacement, extension or renewal of any Lien permitted by clause (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness or obligation secured thereby;

(o)                              Liens of sellers of goods to the Borrowers and any of their Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(p)                              Liens in favor of VeriSign or another ICANN accredited registry on cash deposits made pursuant to accreditation agreements entered into in the ordinary course of business not in excess of $1,000,000 in the aggregate at any time outstanding; and

(q)                              subject to the Term Loan Intercreditor Agreement, Liens in favor of the Term Loan Agent and/or Term Loan Lenders securing the Term Loan; and

(r)                                 other Liens in an amount not to exceed $~~1,000,000~~500,000 at any one time outstanding.

7.4                            Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)                               any Subsidiary of a Borrower may be merged or consolidated with or into a Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Guarantor (provided that such Wholly Owned Guarantor shall be the continuing or surviving corporation), provided, in either case, that no U.S. Borrower and no Domestic Subsidiary shall merge or consolidate with or into any Non-U.S. Borrower;

(b)                              any Subsidiary of a Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5;

(c)                               any Subsidiary of a Borrower which is not a Guarantor may be merged or consolidated with or into or may Dispose of any or all of its assets to any other Subsidiary of a Borrower; and

(d)                             any Permitted gTLD Investments may be consummated; provided that in connection with any merger or consolidation occurring in connection with such Permitted gTLD Investment (i) the continuing or surviving corporation of a merger or consolidation with a Borrower or a Wholly Owned Guarantor shall be a Borrower or a Wholly Owned Guarantor and (ii) no U.S. Borrower and no Domestic Subsidiary shall merge or consolidate with or into any Non-U.S. Borrower or entity;

provided, that in no event will any U.S. Borrower, as a result of any merger, consolidation or amalgamation otherwise permitted hereunder, change its jurisdiction of organization to a jurisdiction outside of the United States.

7.5                            Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, except the following (each, a “Permitted Disposition”):

(a)                               (i) Dispositions of obsolete or worn out property in the ordinary course of business, and (ii) Dispositions of property by a Group Member (or a related series of Dispositions) that in each case yield gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) not in excess of $500,000;

(b)                              Dispositions of Inventory or domain names or any property incidental to the ownership of Inventory or domain names, in each case, in the ordinary course of business;

(c)                               Dispositions permitted by clause (i) of Section 7.4(b) or Section 7.4(c);

(d)                             (i) the sale of the Capital Stock of any Subsidiary, which is not a Guarantor and the Capital Stock of which is not pledged to Lender, to any other Subsidiary of the Borrowers, and (ii) the sale of the Capital Stock of any Subsidiary, which is not a Guarantor, but which Capital Stock is pledged to Lender, to any other Wholly Owned Subsidiary so long as such Capital Stock remains pledged to Lender and such Wholly Owned subsidiaries are both Foreign Subsidiaries or Domestic Subsidiaries, as the case may be;

(e)                               the sale of the Capital Stock of any Subsidiary of a Borrower to another Borrower or to any Wholly Owned Guarantor, provided, that the Capital Stock of any U.S. Borrower or Domestic Subsidiary shall not be transferred to any Non-U.S. Borrower;

(f)                                Dispositions of other property having a fair market value not to exceed $5,000,000 in the aggregate, provided that (i) at the time of any such Disposition, no Event of Default shall have occurred and be continuing or would result from such Disposition and (ii) not less than 75% of the consideration received shall be cash;

(g)                              the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(h)                              the licensing of patents, trademarks, copyrights, and other Intellectual Property rights, in each case, in the ordinary course of business;

(i)                                  Dispositions of property subject to a Casualty Event or Involuntary Disposition;

(j)                                  leases or subleases of real property;

(k)                              any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of the Borrowers or any of its

Subsidiaries that the Borrowers determine in good faith is desirable in the conduct of the business and not materially disadvantageous to the interests of Lender or the value of the Collateral;

(l)                                  Dispositions of applications for, or operator rights to, new gTLD registries prior to the first date that domain names are registered to such registries; and

(m)                          Dispositions constituting Sale Leaseback Transactions in connection with the incurrence of Indebtedness secured by a Lien permitted by Section 7.3(g);

provided, however, that any Disposition made pursuant to clauses (b), (c), (f), (h), (j), and (l) of this Section 7.5 shall be made for fair value.

7.6                            Restricted Payments.  Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Permitted Subordinated Indebtedness (other than (i) regularly scheduled interest payments, (ii) customary offers to repurchase upon a Change of Control, asset sale or Casualty Event, (iii) customary acceleration rights after an event of default, (iv) refinancing, refunding, renewals, modifications or exchanges to the extent permitted hereunder, (v) payment of regularly scheduled payments of principal of the Term Loan and (vi) ~~solely to the extent permitted by Lender in its sole and absolute discretion,~~ subject to Section 2.10, Term Loan Mandatory Prepayments, with each of the foregoing items (i) through (vi) as they relate to the Term Loan being subject to the terms of the Term Loan Intercreditor Agreement,), declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrowers, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)                               the Borrowers may redeem, repurchase, or otherwise acquire Capital Stock from employees, consultants, officers and directors in connection with employee agreements and plans in the amount of $1,000,000 in the aggregate each fiscal year of the Borrower Parent;

(b)                              any Subsidiary of a Borrower may make Restricted Payments to its parent that is a Borrower; and

(c)                               the Borrower Parent or any of its Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof, (ii) effect non-cash conversions of convertible securities and make cash payments in lieu of fractional shares in connection with any such conversion and (iii) make Restricted Payments in connection with the retention of Equity Interests in payment of withholding taxes in connection with equity-based compensation plans to the extent that net share settlement arrangements are deemed to be repurchases.

7.7                            Investments.  Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes,

debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)                               Investments existing on the Closing Date and set forth on Schedule 7.7;

(b)                              extensions of trade credit in the ordinary course of business;

(c)                               Investments in cash and Cash Equivalents;

(d)                             Guarantee Obligations permitted by Section 7.2;

(e)                               intercompany Investments by any Group Member in the Borrowers or any Person (including any newly created Subsidiary) that, (i) prior to such Investment is a Guarantor, (ii) after giving effect to such Investment is an Immaterial Subsidiary, or (iii) upon receiving such Investment becomes a Guarantor, to the extent required, in accordance with the provisions of Section 6.9(c); provided, that a U.S. Borrower or Domestic Subsidiary of a U.S. Borrower shall not make Investments in any Foreign Subsidiary or Non-U.S. Borrower in excess of (x) $5,000,000 in the aggregate (for all U.S. Borrowers and their respective Domestic Subsidiaries combined) plus (y) the amount of New Proceeds received in such fiscal year (or portion thereof);

(f)                                Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(g)                              Investments received in settlement of amounts due to the Borrowers or any Subsidiary effected in the ordinary course of business or owing to the Borrowers or any Subsidiary as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of the Borrowers or any Subsidiary;

(h)                              Investments representing non-cash consideration received in connection with any Dispositions permitted hereunder not in excess of $5,000,000 at any time outstanding;

(i)                                  Investments by the Borrowers and their Subsidiaries in domain names, domain name portfolios and top-level domain names (a “Permitted gTLD Investment”), which may be in the form of an acquisition of assets or of a Person, substantially all of the assets of which are domain names, domain name portfolios and top-level domain names; provided that the amount of Permitted gTLD Investments made on or after January 1, 2014 (including, but not limited to, any application fees in connection therewith but net of all refunds and receipts from Dispositions permitted under Section 7.5(l)) shall not exceed $50,000,000 in the aggregate (until such date as Borrower Parent has received $25,000,000 in New Proceeds, and then up to $70,000,000 in the aggregate, which may be increased by up to 50% of the aggregate New Proceeds received by Borrower Parent), and Borrowers shall satisfy the following conditions prior to making any such Investments:

(i)                                  the Borrowers have Liquidity of at least $20,000,000 both immediately before and after giving effect, on a Pro Forma Basis, to such Investment, and if Investment pursuant to this subsection (l) exceed $70,000,000, then Borrowers shall have Liquidity of at least $30,000,000;

(ii)                              immediately before and immediately after giving effect to such Investment, no Default or Event of Default shall have occurred and be continuing; and

(iii)                          immediately after giving effect to such purchase or other acquisition, the Borrowers and their Subsidiaries shall be in compliance with each of the covenants set forth in Section 7.1;

(j)                                  cash Investments not to exceed $2,500,000 in Namecheap, Inc., a Delaware corporation; and

(k)                              other Investments not to exceed $5,000,000 in the aggregate at any time outstanding, of which not less than $2,500,000 shall constitute Collateral; provided that, in each case, the amount of any such Investment shall be calculated as of the time of such Investment.

7.8                            Reserved.

7.9                            Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than a Borrower or any Guarantor) unless such transaction is (a) (i) otherwise not prohibited under this Agreement, (ii) in the ordinary course of business of the relevant Person, and (iii) upon fair and reasonable terms no less favorable to the relevant Person than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) a contract entered into with DMD or its Affiliates in connection with the Spin-Out Transaction, including without limitation, the Separation and Distribution Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement and the Intellectual Property and License Agreement, in each case, as described in Borrower Parent’s Form 10 as filed with the SEC (as amended) or (c) approved by a majority of the disinterested directors of the Borrower’s board of directors.

7.10                    Sale Leaseback Transactions.  Enter into any Sale Leaseback Transaction, except as otherwise permitted pursuant to Section 7.5 hereof.

7.11                    Swap Agreements.  Enter into any Swap Agreement, except Specified Swap Agreements which are entered into by a Group Member to (a) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member.

7.12                    Accounting Changes.  Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.13                    Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as (i) any such prohibition contained in any such agreement applies solely with respect to the creation, incurrence, assumption or sufferance by such Subsidiary of a Lien upon Excluded Assets, and (ii) such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, and (e) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Sections 7.3(c), (m), (n) and (p) or any agreement or option to Dispose any asset of the Borrowers or any of their Subsidiaries, the Disposition of which is permitted by any other provision of this Agreement (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

7.14                    Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrowers to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, or (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby (v) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement is not as a whole materially less favorable, (vi) restrictions under any Subordinated Debt Document or Term Loan Document, (vii) restrictions which are intended to implement or insure compliance with any Requirement of Law or (viii) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.3(c), (m), (n) and (p) (provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

7.15                    Lines of Business.  Enter into any business, either directly or through any Subsidiary, which is substantially different from those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.

7.16                    Designation of other Indebtedness.  Designate any Indebtedness or indebtedness other than the Obligations as “Designated Senior Indebtedness” or a similar concept thereto, if applicable.

7.17                    Amendments to Operating Documents.  Amend or permit any amendments to any Loan Party’s Operating Documents if such amendment would be adverse to Lender in any material respect.

7.18                    Use of Proceeds.  Use the proceeds of any extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (a) purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board, or (b) finance an Unfriendly Acquisition.

7.19                    Subordinated Debt.

(a)                               Amendments.  Amend, modify, supplement, waive compliance with, or consent to noncompliance with, any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent (i) does not adversely affect the Borrowers’ ability to pay and perform each of its Obligations at the time and in the manner set forth herein and in the other Loan Documents and is not otherwise adverse to Lender, ~~and~~or (ii) is in compliance with the subordination provisions therein and any Subordination Agreement with respect thereto in favor of Lender including the Term Loan Intercreditor Agreement.

(b)                              Payments.  Make any voluntary or optional payment, prepayment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Permitted Subordinated Indebtedness, except as permitted by (i) Section 7.6 and (ii) the subordination provisions in the applicable Subordinated Debt Documents and any Subordination Agreement with respect thereto in favor of Lender including the Term Loan Intercreditor Agreement.

SECTION 8
EVENTS OF DEFAULT

8.1                            Events of Default.  The occurrence of any of the following shall constitute an Event of Default:

(a)                               (i) the Borrowers shall fail to pay any amount of principal of any Loan when due in accordance with the terms hereof; or (ii) the Borrowers shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                              any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c)                               (i)  any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a), Section 6.7(a), Section 6.9 or Section 7 of this Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d)                             any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days thereafter; or

(e)                               (i) any Group Member shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) unless otherwise cured or waived, default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clause (A), (B) or (C) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (A), (B) and (C) of this paragraph (e) shall have occurred with respect to Indebtedness the outstanding principal amount (and, in the case of Swap Agreements, other than Specified Swap Agreements, the Swap Termination Value) of which, individually or in the aggregate of all such Indebtedness, exceeds in the aggregate $2,500,000; or (ii) any default or event of default (however designated) shall occur with respect to any Subordinated Indebtedness of any Loan Party, including, without limitation, the Term Loan.

(f)                                (i)  any Group Member shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, examination, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, examiner, trustee, custodian, conservator, judicial manager or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment, or (b) remains undismissed, undischarged or unbonded for a period of 60 days (provided that, during such 60 day period (or in the case of DMIH and/or Domains, 10 days), no Loans shall be advanced or Letters of Credit issued hereunder); or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof (provided that, during such 60 day period (or in the case of DMIH and/or Domains, 10 days), no Loans shall be advanced or Letters of Credit issued hereunder); or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                              There shall occur one or more ERISA Events which individually or in the aggregate ~~results in a Material Adverse Effect~~ exceeds $1,000,000; or

(h)                              There is entered against any Group Member (i) one or more final judgments or orders for the payment of money or fines or penalties issued by any Governmental Authority involving in the aggregate a liability (not paid or to the extent not covered by insurance as to which the relevant insurance company has acknowledged coverage) of $~~2,500,000~~2,000,000 or more, or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i)                                  (A)                          any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(B)                           (1) any Person shall seek to serve process to attach, by trustee or similar process, any funds of a Loan Party or of any other entity under the control of a Loan Party (including a Subsidiary) in excess of $100,000 on deposit with Lender or any of its respective Affiliates or subject to a Control Agreement in favor of Lender, or (2) a notice of lien, levy, or assessment shall be filed against any of a Loan Party’s assets by a Governmental Authority, and any of the same under clauses (1) or (2) hereof shall not, within ten days after the occurrence thereof, be discharged or stayed (whether through the posting of a bond or otherwise); provided, however, that no Loans or other extensions of credit shall be made hereunder during any such ten day cure period; or

(C)                                                                           (1) any material portion of a Loan Party’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (2) any court order enjoins, restrains or prevents a Loan Party from conducting any part of its business; or

(j)                                  (i) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement or (ii) the guarantee contained in the Guarantee (Non-U.S. Entities) shall, in either case, cease for any reason to be in full force and effect or any Loan Party shall so assert; ~~or~~

(k)                              a Change of Control shall occur~~.~~ ;

(l)                                  any Subordinated Indebtedness in an aggregate principal amount exceeding $2,500,000 shall cease to be validly subordinated to the Obligations as provided in the agreements evidencing such Subordinated Indebtedness;

(m)                          any Borrower or any of its Subsidiaries shall be convicted under any criminal law that could lead to a forfeiture of any property of such Person; or

(n)                              any event of default (or similar event, howsoever denominated) under any other Loan Document shall occur (to the extent that such event of default shall not otherwise be an Event of Default hereunder).

8.2                            Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, Lender may take any or all of the following actions:

(a)                               if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to the Borrowers, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b)                              if such event is any other Event of Default, any of the following actions may be taken:  (i)  Lender may, by notice to the Borrowers declare the Revolving Commitments, and the L/C Commitments to be terminated forthwith, whereupon the Revolving Commitments, and the L/C Commitments shall immediately terminate; (ii)  Lender may, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) exercise on behalf of itself, Lender all rights and remedies available to it, Lender under the Loan Documents.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall Cash Collateralize an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts so Cash Collateralized shall be applied by Lender to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrowers hereunder and under the other Loan Documents in accordance with Section 8.3.  After all such Letters of Credit shall have been terminated, expired or fully drawn upon, as applicable, and all amounts drawn under any such Letters of Credit shall have been reimbursed in full and all other Obligations of the Borrowers and the other Loan Parties shall have been paid in full, the balance, if any, of the funds having been so Cash Collateralized shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

8.3                            Application of Funds.  After the exercise of remedies provided for in Section 8.2, any amounts received by Lender on account of the Obligations shall be applied by Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to Lender (including any Issuing Lender Fees and the reasonable fees, charges and disbursements of counsel to Lender and amounts payable under Sections 2.17, 2.18 and 2.19), and any Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Disbursements which have not yet been converted into Revolving Loans, and to payment of premiums and other fees (including any interest thereon) under any Specified Swap Agreements, to Lender, and any Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements which have not yet been converted into Revolving Loans, and settlement amounts, payment amounts and other termination payment obligations under any Specified Swap Agreements, in each case, to Lender, and any applicable Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Third held by them;

Fourth, to Lender to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;

Fifth, to the payment of all other Obligations of the Loan Parties that are then due and payable to Lender and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations owing to Lender and the other Secured Parties on such date;

Sixth, for the account of any applicable Qualified Counterparty, to Cash Collateralize Obligations arising under any then outstanding Specified Swap Agreements, in each case, ratably among them in proportion to the respective amounts described in this clause Sixth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been Cash Collateralized in accordance with the terms hereof), to the Borrowers or as otherwise required by Law.

Subject to Sections 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral for Letters of Credit after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

SECTION 9
RESERVED

SECTION 10
MISCELLANEOUS

10.1                    Amendments and Waivers.  Neither this Agreement, nor any other Loan Document (other than any L/C Related Document), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  Lender and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lender or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as Lender may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences.

10.2                    Notices.

(a)                               All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of the Borrowers and Lender, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:                                                                                                                               Rightside Group, Ltd.
5808 Lake Washington Blvd. NE, Suite 300
Kirkland, WA 98033

Attention:  Tracy Knox, Chief Financial Officer
Facsimile No.:
Telephone No.: (425) 298-2336
E-Mail: tracy.knox@rightside.co
Website: www.rightside.co

Lender:                                                                                                                                              Silicon Valley Bank
15260 Ventura Blvd., Suite 1800
Sherman Oaks, CA 91403
Attention:  Vicky Regan
Facsimile No.:  (818) 783-7984

Telephone No.: (818) 382-2617
E-Mail:  vregan@svb.com

with a copy (not constituting       Sidley Austin LLP

notice) to :                                                                                                                           1001 Page Mill Road, Bldg. 1
Palo Alto, CA 94304
Attention:  Pamela J. Martinson
Phone:  (650) 565-7044
Facsimile:  (650) 565-7100

E-Mail:  pmartinson@sidley.com

provided that any notice, request or demand to or upon Lender shall not be effective until received.

(b)                              Notices and other communications to Lender hereunder may be delivered or furnished by electronic communications (including email and Internet websites) pursuant to procedures approved by Lender; provided that the foregoing shall not apply to notices to Lender pursuant to Section 2 unless otherwise agreed by Lender.  Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless Lender otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                               Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.3                    No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4                    Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5                    Expenses; Indemnity; Damage Waiver.

(a)                               Costs and Expenses.  The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender, and all fees and time charges for attorneys who may be employees of Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued or participated in hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, that in no event shall any Non-U.S. Borrower be responsible for the payment to or reimbursement of Lender or its Affiliates solely in connection with the obligations of the U.S. Borrowers under this Agreement and the other Loan Documents.

(b)                              Indemnification by the  Borrowers.  The  Borrowers shall indemnify Lender (and any sub-agent thereof), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the  Borrowers or any of its Subsidiaries, or any Environmental Liability related in any way to the  Borrowers or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the  Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; and provided, further that each Non-U.S. Borrower indemnifies each Indemnitee in connection with items (i) through (iv) solely with respect to the Non-U.S. Borrowers and their respective Subsidiaries.  This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                               Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, each Borrower, for itself and each other Loan Party, agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, exemplary, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)                             Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

(e)                               Non-U.S. Borrowers.  Notwithstanding anything to the contrary contained herein, the Non-U.S. Borrowers shall (i) be responsible for the payments described in clause (a) above solely with respect to the Non-U.S. Borrowers and their respective Subsidiaries, (ii) not be responsible for the payments described in clause (a) above with respect to any U.S. Borrowers, (iii) indemnify each Indemnitee as described in clause (b) above solely with respect to the Non-U.S. Borrowers and their respective Subsidiaries and (iv) not indemnify any Indemnitee as described in clause (b) above in respect of claims relating to any U.S. Borrower.

10.6                    Successors and Assigns; Participations and Assignments.

(a)                               Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender, and Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                              Assignments by Lender.  Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following condition:

(i)                                  the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Lender within seven Business Days after having received notice thereof.

(c)                               Participations.  Lender may at any time, without the consent of, or notice to, the Borrowers, sell participations to any Person (other than a natural Person or any Loan Party or any of any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of Lender is required (as described in Section 10.1).  The  Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to such participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.17 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender.  Lender shall, acting solely for this purpose as a non-fiduciary agent of the  Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)                             Certain Pledges.  Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

10.7                    Set-off.  Upon the occurrence and during the continuance of any Event of Default, Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being expressly waived by the Borrowers and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the  Borrowers or any other Loan Party, as the case may be, against any and all of the obligations of the  Borrowers or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to Lender or its Affiliates, irrespective of whether or not Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the  Borrowers or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.  Notwithstanding anything contained herein, Lender shall only setoff amounts owing under the Non-U.S. Revolving Loans with amounts from deposits of Non-U.S. Borrowers.

10.8                    Payments Set Aside.  To the extent that any payment or transfer by or on behalf of the Borrower is made to Lender, or Lender exercises its right of setoff, and such payment or transfer or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.9                    Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10            Counterparts.

(a)                               This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and Lender.

(b)                              The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.11            Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12            Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the other Loan Parties, Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.13            GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES.  This Section 10.13 shall survive the Discharge of Obligations.

10.14            Submission to Jurisdiction; Waivers.  Each Borrower hereby irrevocably and unconditionally:

(a)                               submits to the exclusive jurisdiction of the State and Federal courts in the Northern District of the State of California; provided that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or Lender.  Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non-conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service (i) of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the addresses set forth in Section 10.2 of this Agreement  and (ii) so made shall be deemed completed upon the earlier to occur of such

Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid; provided, however, in the case of each of DMIH and Domains, each hereby irrevocably appoints Borrower Parent as its agent to accept service of all process in the State of California on its behalf in relation to this Agreement and any such notices may be sent to Borrower Parent to the address set forth in Section 10.2 of this Agreement.

(b)                              WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(c)                               AGREES, WITHOUT INTENDING IN ANY WAY TO LIMIT ITS AGREEMENT TO WAIVE ITS  RIGHT TO A TRIAL BY JURY, that if the above waiver of the right to a trial by jury is not enforceable, any and all disputes or controversies of any nature arising under the Loan Documents at any time shall be decided by a reference to a private judge, mutually selected by the  Borrowers, Lender (or, if they cannot agree, by the Presiding Judge in the Northern District of the State of California) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in the Northern District of the State of California; and the Borrowers hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Northern District of the State of California for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The  Borrowers shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.  The  Borrowers agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of Lender at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation and enforceability of this paragraph.

10.15            Acknowledgements.  Each Borrower hereby acknowledges that:

(a)                               it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                              Lender does not have any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Lender, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                               no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Borrowers and Lender.

10.16            Release of Collateral.  At such time as the Loans and the other Obligations under the Loan Documents (other than inchoate indemnity obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit or Specified Swap Agreements shall be outstanding (other than Letters of Credit and Specified Swap Agreements the Obligations in respect of which have been Cash Collateralized in an amount equal to 105% thereof in accordance with the terms hereof or as to which other arrangements satisfactory to Lender or any applicable Qualified Counterparty, as applicable, shall have been made), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of Lender and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. At the sole expense of the Loan Parties following such termination, Lender shall deliver such documents as the Loan Parties shall reasonably request to evidence such termination and shall otherwise authorize the filing of such documents as the Loan Parties shall reasonably request to terminate its liens.

10.17            Treatment of Certain Information; Confidentiality.  Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, upon the request or demand of any Governmental Authority, in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or if requested or required to do so in connection with any litigation or similar proceeding; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrowers; (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications; or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Lender or any of its Affiliates on a non-confidential basis from a source other than the Borrowers.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any Subsidiaries or any of their respective businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by the Borrowers or any Subsidiaries or that becomes available to Lender on a non-confidential basis from a source other than Borrowers.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.18            Automatic Debits.  With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of Lender payable by the Borrowers hereunder) due and payable to Lender under the Loan Documents, the Borrowers hereby irrevocably authorize Lender to debit any deposit account of the Borrowers maintained with Lender in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense.  If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in Lender’s sole discretion) and such amount not debited shall be deemed to be unpaid.  No such debit under this Section 10.18 shall be deemed a set-off.

10.19            Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower and each other Loan Party in respect of any such sum due from it to Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Lender of any sum adjudged to be so due in the Judgment Currency, Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to Lender from the Borrowers or any other Loan Party in the Agreement Currency, the Borrowers and each other Loan Party agree, as a separate obligation and notwithstanding any such judgment, to indemnify Lender against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to Lender in such currency, Lender agrees to return the amount of any excess to the Borrowers or other Loan Party, as applicable (or to any other Person who may be entitled thereto under applicable law).

10.20            Patriot Act; OFAC.

(a)                               Lender hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses and other information that will allow Lender to identify the Borrowers in accordance with the Patriot Act.  Each Borrower will, and will cause each of its Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by Lender to assist Lender in maintaining compliance with the Patriot Act.

(b)                              Each Loan Party and each of its Affiliates is in compliance with the Patriot Act and other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.

(c)                               No Loan Party nor any of its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, except as set forth on Schedule 10.20(c) with respect to matters that could not reasonably be expected to result in (A) a Material Adverse Effect or (B) an adverse effect on Lender, or (ii) located, organized or resident in a Designated Jurisdiction.  No Borrower shall directly or indirectly use any credit extension or the proceeds of any credit extension, or lend, contribute or otherwise make available such credit extension or the proceeds of any credit extension to any Person, to fund any activities of or business with any Person (other than eNom on the basis of the activities disclosed on Schedule 10.20(c) except and to the extent that such activities could not reasonably be expected to result in (x) a Material Adverse Effect or (y) an adverse effect on Lender), or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as a lender or otherwise) of Sanctions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

U.S. BORROWERS:

RIGHTSIDE GROUP, LTD.,
a Delaware corporation

By:
Name:
Title:

RIGHTSIDE OPERATING CO.,
a Delaware corporation

By:
Name:
Title:

ENOM, INCORPORATED,
a Nevada corporation

By:
Name:
Title:

Signature Page to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NON-U.S. BORROWERS:

UNITED TLD HOLDCO LTD.,
an exempted company limited by shares incorporated under the laws of the Cayman Islands

By:
Name:
Title:

DMIH LIMITED,
a limited liability company organized under the laws of Ireland

By:
Name:
Title:

RIGHTSIDE DOMAINS EUROPE LIMITED,
a limited liability company organized under the laws of Ireland

By:
Name:
Title:

Signature Page to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LENDER:

SILICON VALLEY BANK

By:
Name:
Title:

Signature Page to Credit Agreement